Yucca Trails Apartments
61451 Verbena Road
Joshua Tree, California 92252

Prepared For
Ms. Tanya Christensen
WNC & Associates, Inc.
17782 Sky Park Circle
Irvine, California 92614-6404

Date of Appraisal
November 18, 2010

Effective Date of Appraisal
October 18, 2010

Appraised By

512 North One Mile Road * Dexter, MO 63841	Ph: 573-624-6614 * Fax: 573-624-2942

November 18, 2010

Ms. Tanya Christensen
WNC & Associates, Inc.
17782 Sky Park Circle
Irvine, California 92614-6404

RE:	Yucca Trails Apartments 61451 Verbena Road Joshua Tree, California 92252 “As Is” Summary Appraisal As of October 18, 2010

Dear Ms. Christensen:

In accordance with your request, Gill Group, Inc. has personally inspected the property known as Yucca Trails Apartments. The site contains 4.19 acres. The subject is improved with 12 one-story garden-style buildings containing 50 rental units, one of which is a non-revenue unit, a leasing/management office, laundry facility and maintenance area. The property also contains an asphalt parking lot and covered parking. The subject’s parcel number is 0602-371-03. The property is owned by Yucca Warren Vista Associates, LTD.

The purpose of the Summary Appraisal is to estimate the market value, subject to restricted rents, of the subject’s fee simple interest for financing decisions and mortgage underwriting. The intended users of the appraisal are WNC & Associates, Inc., Local General Partner and Upper Tier Investor.

This report is intended to comply with the reporting requirements set forth under Standard Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summary Appraisal report.

A description of the property, together with information providing a basis for estimates, is presented in the accompanying report. This appraisal is subject to the definitions, assumptions, conditions and certification contained in the attached report. During the fieldwork, it has been determined the appraised property has no natural, cultural, scientific or recreational value.

Based on the data, analyses and conclusions presented in the attached report, it is my opinion the market value, subject to restricted rents, of the subject property, as of October 18, 2010, is as noted below.

ONE MILLION SEVENTY-FIVE THOUSAND DOLLARS
$1,075,000.00

This report and its contents are intended solely for your information and assistance for the function stated previously, and should not be relied upon for any other purpose. Otherwise, neither the whole nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without my explicit, prior written approval of the form and context in which it appears.

The accompanying prospective financial analysis is based on estimates and assumptions developed in connection with the appraisal. However, some assumptions inevitably will not materialize and unanticipated events and circumstances will occur. The actual results achieved during the holding period will vary from my estimates and these variations may be material. I have not been engaged to evaluate the effectiveness of management, and I am not responsible for management’s actions such as marketing efforts.

Gill Group

This appraisal report sets forth only the appraiser’s conclusions. Supporting documentation is retained in the appraiser’s file. A copy of this report, together with the field data from which it was prepared, is retained in my files. This data is available for your inspection upon request.

Respectfully submitted,

Jon Richmond	Samuel L. Gill
Appraiser Trainee	State Certified General
Real Estate Appraiser
CA #AG039401

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

TABLE OF CONTENTS

Title Page	1
Letter of Transmittal	2-3
Table of Contents	4
Executive Summary	5
Certification of Value	6

Introduction
Identification of the Subject Property	7
Legal Description	7
Past Five Years Sales History of the Subject	7
Property Rights Appraised	7
Purpose/Function/Intended Use of the Appraisal	7
Extent of the Investigation (Scope)	7
Area & Neighborhood Analyses	7-8
Reasonable Exposure/Marketing Time	9-10
Definition of Terms	11-12
Special Limiting Conditions and Assumptions	13-18

Descriptive Section
Regional and Area Data/City Map	19-21
Neighborhood Data/Map	22-23
Defining the Market Area	24
Subject Description	25-26
Improvement Description/Subject Photos	27-31
Highest and Best Use Analysis	32-35

Valuation Section
Cost Approach	37-39
Income Approach	40-54
Potential Gross Rental Income	40
Revenue and Expense Analysis	44
Estimating Restricted Expenses Per Unit	45
Itemized Expense Explanations	46-48
Expense Comparables	50-51
NOI Conclusions/Direct Capitalization	54
Capitalization Rates	54
Income Values	54
Sales Comparison Approach	54
Conclusion of Value	55

Addenda
Subject Data	57-60
Flood Hazard Determination Form	61
Zoning Description	62-70
State License	71
Experience and Qualifications	72

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

EXECUTIVE SUMMARY

Name of the Property	Yucca Trails Apartments

Location	61451 Verbena Road
Joshua Tree, San Bernardino County, California 92252

Current Owner	Yucca Warren Vista Associates, LTD

Type of Report	Summary Appraisal Report

Total Land Area	4.19 acres, or 182,516+/- square feet

Floodplain Hazard
According to FloodSource FloodScape, Flood Map Number 06071C-8140H, dated August 28, 2008, the subject is zoned X, an area determined to be outside the 100- and 500-year floodplains. Federal flood insurance is available but is not required.

Zoning	According to the Joshua Tree Zoning Department, the subject is zoned RM, Multiple Residential District. The subject is a legal, conforming use.

Property Description
The subject is improved with 12 one-story garden-style buildings containing 50 rental units, one of which is a non-revenue unit, a leasing/management office, laundry facility and maintenance area. The net rentable area is approximately 33,238 square feet.

Unit Type	# of Units	Square Footage	Total Square Footage
1/1	4	570	2,280
2/1	45	673	30,285
2/1 Non-Revenue	1	673	673
			33,238

Real Estate Taxes
According to the San Bernardino County Treasurer’s Office, the 2010 real estate taxes for the subject are $33,806.99. The property has an appraised value of $2,706,912. The parcel number for the subject is 0602-371-03.

Parcel Number	0602-371-03

Property Type	Apartment Complex	Highest and Best Use	Apartment Complex

Date of Inspection	October 18, 2010	Date of Report	November 18, 2010

Sales History of Subject	According to the San Bernardino County Assessor’s Office, the property is owned by Yucca Warren Vista Associates, LTD. The property has not transferred ownership within the past five years.

Cost Approach	$1,140,000.00

Market Income Approach	$1,075,000.00

Sales Comparison Approach	Not Developed

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

CERTIFICATION

I certify that to the best of my knowledge and belief:

♦	The statements of fact contained in this report are true and correct.

♦
The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, impartial and unbiased professional analyses, opinions and conclusions.

♦	We have no (or the specified) present or prospective interest in the property that is the subject of this report and no (or the specified) personal interest with respect to the parties involved.

♦	We have no bias with respect to the property that is the subject of the report or to the parties involved with this assignment.

♦	Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

♦
Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result or the occurrence of a subsequent event directly related to the intended use of this appraisal.

♦	Our analyses, opinions and conclusions were developed and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice.

♦	Jon Richmond inspected the interior, measured, photographed and gathered general information about subject property.

♦	Jon Richmond provided professional assistance by gathering subject, neighborhood and general market data.

♦	Samuel L. Gill performed all analysis and provided all the reconciliations and conclusions of value contained within the appraisal.

Jon Richmond	Samuel L. Gill
Appraiser Trainee	State Certified General
Real Estate Appraiser
CA #AG039401

November 18, 2010

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

IDENTIFICATION OF THE SUBJECT PROPERTY
The property appraised is the land and improvements known as Yucca Trails Apartments. The site is located at 61451 Verbena Road, Joshua Tree, San Bernardino County, California.

LEGAL DESCRIPTION
Section 26, Township 1 North, Range 6 East in San Bernardino County, California.

PAST FIVE YEARS SALES HISTORY OF THE SUBJECT
According to the San Bernardino County Assessor’s Office, the property is owned by Yucca Warren Vista Associates, LTD. The property has not transferred ownership within the past five years.

PROPERTY RIGHTS APPRAISED
For this appraisal, I have valued the property rights inherent in the Fee Simple Estate which is defined in the definitions section of this report.

PURPOSE OF THE APPRAISAL
The purpose of the appraisal is to establish a value for decision making for mortgage financing. The date of the inspection and the effective date of the value are both October 18, 2010.

FUNCTION OF THE APPRAISAL
The function of this appraisal is to aid the client in the decision-making process involved in evaluating the value of the subject property.

INTENDED USE OF REPORT
This appraisal report is intended for the sole purpose of assisting the client in the decision-making process involving financing.

EXTENT OF THE INVESTIGATION (SCOPE)
As part of this appraisal, the appraiser made a number of independent investigations and analyses. The investigations undertaken and the major data sources used are as follows: City of Joshua Tree; the San Bernardino County Recorder; the San Bernardino County Assessor; United States Bureau of Labor Statistics; United States Census Bureau; eNeighborhoods, Inc.; and ESRI Business Information Solutions.

AREA AND NEIGHBORHOOD ANALYSES
Primary data was gathered pertaining to the subject neighborhood and the area during the week of October 18, 2010, to October 22, 2010. This information was analyzed and summarized in this report. Area data was obtained from the City of Joshua Tree; the San Bernardino County Recorder; the San Bernardino County Assessor; United States Bureau of Labor Statistics; United States Census Bureau; ESRI Business Information Solutions; and eNeighborhoods, Inc. The neighborhood analysis was based on the observations made by the appraiser as well as the sales in the neighborhood.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

SITE DESCRIPTION AND ANALYSIS
A physical inspection of the site was made on October 18, 2010, by Jon Richmond, Appraiser Trainee. The appraiser trainee inspected the interior and exterior of the property. Samuel L. Gill, State Certified General Real Estate Appraiser, also viewed the exterior of the property. The inspector walked the site, physically inspected the exterior and all common areas and inspected at least one unit of each varying type. More than one of each unit type may have been inspected based on the condition, number of vacancies at the time of inspection or other mitigating factors. While inspecting the interior of each unit type, the inspector physically measured and calculated the size of differing units and considered the sizes provided by the property contact, if applicable. Based on measurements taken, the inspector determined the sizes provided by the contact were accurate. Therefore, the reported unit sizes were used in this report. The site and the street scenes were photographed and are included in this report.

IMPROVEMENT AND DESCRIPTION ANALYSES
Detailed descriptions of the site are included in this report. Interior and exterior photographs of the buildings at the subject are included in this report. Exterior photos of the rent comparables are also included in this report.

STATEMENT OF COMPETENCY
We have the knowledge and experience to complete the assignment competently based upon having completed appraisals of properties of a similar type throughout the United States for the past several years.

MARKET DATA
Market data on land sales were obtained from the subject neighborhood in Joshua Tree and the surrounding area. Market data on improved sales and leased properties were obtained from Joshua Tree and the surrounding area. The improved sales were obtained from parties involved with the sales. Summaries of the sales and leases are included in this report.

Attention of the reader is also directed to the assumptions and limiting conditions contained within the report.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

REASONABLE EXPOSURE TIME
In the definition of market value, one of the conditions of a “market value sale” is as follows: a reasonable time is allowed for exposure in the open market. Marketing time has a definite influence on the potential selling price of a property. To obtain a maximum selling price, a property must be exposed to a given market for a time long enough to enable most market participants to gain full knowledge of the sale and the attributes of the property.

To produce a reliable estimate of the expected normal marketing period for the subject property, the following factors were considered and findings analyzed:
1.           Historical evidence.
2.           Supply and demand relationships including vacancy and occupancy rates.
3.           Revenue and expense changes.
4.           Future market conditions.

HISTORICAL EVIDENCE
Generally, the sales in the Sales Comparison Approach were on the market for one to two years. Since current supply and demand relationships are similar to historical relationships, there is justification for some reliance on historical evidence.

SUPPLY AND DEMAND RELATIONSHIPS
A survey of apartment complexes in Joshua Tree, California, and the surrounding area indicate that they are not owner-occupied. The Income Approach discusses similar apartment complexes in Joshua Tree, San Bernardino County, California, which were leased.

REVENUE AND EXPENSE CHANGES AND FUTURE MARKET CONDITIONS
The revenue from apartment complexes has increased corresponding to increases in expenses at generally the same rate. A survey completed by Peter F. Korpacz & Associates indicated that the change rate of apartment complexes ranges from -10.00 to 3.00 percent, with an average of -0.12 percent for the third quarter of 2010. During the same period a year ago, the market rent change rate ranged from -5.00 to 3.00 percent, with an average of 0.04 percent.

The changes in expenses range from 0.00 to 4.00 percent, with an average of 2.42 percent (third quarter of 2010). The survey for a year ago indicated a range of expenses from 2.00 to 3.00 percent, with an average of 2.77 percent.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

SUMMARY
For the purpose of this report the reasonable exposure time is estimated at one to two years based on the previous discussion and the length of time the comparables were on the market. The 2010 Third Quarter National Apartment Market Survey conducted by Peter F. Korpacz & Associates indicated a range of one to two years for marketing time. In accordance with the Uniform Standards of Professional Appraisal Practice, special financial arrangements and related special situations were not used in estimating the value of the property. In accordance with the Uniform Standards of Professional Appraisal Practice; the appraisal was completed using the current or anticipated use of the property as an apartment complex without regard to the highest and best use.

ESTIMATED MARKETING TIME
Marketing time is similar to exposure time in that it refers to a time during which a property is marketed prior to its sale. Marketing time differs from exposure time in that it is estimated to occur after the date of value as opposed to before that date of value. This time would be measured from the date of value and would be a measure of time necessary to secure a willing buyer for the property, at a market price. Since this refers to prospective events, it is typically necessary to analyze neighborhood trends. In theory, in a market which is near equilibrium, the estimated marketing time should be equal to past trends or the reasonable exposure time. In a market, which is experiencing down turning conditions, the estimated marketing time should be greater than the reasonable exposure time. In the case of the subject property, the market for this type of facility should be similar to previous market conditions. Therefore, the estimated marketing time is estimated at one to two years.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

DEFINITION OF TERMS
Market Value
For the purpose of this report, market value is defined as follows:
The most probable price which a specified interest in real property is likely to bring under all of the following conditions:
1. Consummation of a sale occurs as of a specified date.
2. An open and competitive market exists for the property interest appraised.
3. The buyer and seller are each acting prudently and knowledgeably.
4. The price is not affected by undue stimulus.
5. The buyer and seller are typically motivated.
6. Both parties are acting in what they consider their best interest.
7. Marketing efforts were adequate and a reasonable exposure time was allowed for exposure in the open market.
8. Payment was made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.
9. The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.1

Investment Value
The specific value of an investment to a particular investor or class of investors based on individual requirements; as distinguished from market value, which is impersonal and detached.2 Investment value of the leased fee estate is determined utilizing the subject’s contract rents, historical and projected subject expenses and an overall capitalization rate based on the subject’s mortgage terms.

Fee Simple Estate
Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

Leased Fee Estate
An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

1The Appraisal of Real Estate, 12th ed., pg. no. 18-22.
2Appraisal Institute, Dictionary of Real Estate Appraisal, Fourth Edition

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Leasehold Estate
The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions.

Replacement Cost
The estimated cost to construct, at current prices as of the effective appraisal date, a building with utility equivalent to the building being appraised, using modern materials and current standards, design, and layout.

Reproduction Cost
The estimated cost to construct, at current prices as of the effective date of the appraisal, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout and quality of workmanship and embodying all the deficiencies, superadequacies and obsolescence of the subject building.

Contract Rent
The actual rental income specified in a lease.

Market Rent
The rental income that a property would most probably command in the open market; indicated by the current rents paid and asked for comparable space as of the date of the appraisal.

Excess Rent
The amount by which contract rent exceeds market rent at the time of the appraisal; created by a lease favorable to the landlord (lessor) and may reflect a locational advantage, unusual management, unknowledgeable parties or a lease execution in an earlier, stronger rental market.

Percentage Rent
Rental income received in accordance with the terms of a percentage lease; typically derived from retail store tenants on the basis of a certain percentage of their retail sales.

Overage Rent
The percentage rent paid over and above the guaranteed minimum rent or base rent; calculated as a percentage of sales in excess of a specified break-even sales volume.

Special Purpose Property
A limited market property with a unique physical design, special construction materials, or layout that restricts its utility to the use for which it was built; also called special-design property.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

SPECIAL LIMITING CONDITIONS AND ASSUMPTIONS
1. Limit of Liability
The liability of Gill Group, employees and subcontractors is limited to the client. There is no accountability, obligation or liability to any third party. If this report is placed in the hands of anyone other than the client, the client shall make such party aware of all limiting conditions and assumptions of the assignment and related discussions. The appraiser assumes no responsibility for any costs incurred to discover or correct any deficiencies present in the property. Possession of this or any copy thereof does not carry with it the right of publication nor may it be used for other than its intended use; the physical report(s) remain the property of the appraiser for the use of the client, the fee being for the analytical services only. This appraisal report is prepared for the sole and exclusive use of the client to assist with the mortgage lending decision. It is not to be relied upon by any third parties for any purpose whatsoever.

2. Copies, Publications, Distribution, Use of Report
The client may distribute copies of the appraisal report in its entirety to such third parties as he may select; however, selected portions of this appraisal report shall not be given to third parties without the prior written consent of the signatories of this appraisal report. Neither all nor any part of this appraisal report shall be disseminated to the general public for the use of advertising media, public relations, news, sales or other media for public communication without prior written consent of the appraiser.

3. Confidentiality
This appraisal is to be used only in its entirety. All conclusions and opinions of the analyses set forth in the report were prepared by the Appraiser(s) whose signature(s) appear on the appraisal report unless indicated as “Review Appraiser”. No change of any item in the report shall be made by anyone other than the Appraiser and/or officer of the firm. The Appraiser and the firm shall have no responsibility if any such unauthorized change is made.

The Appraiser may not divulge the material (evaluation) contents of the report, analytical findings or conclusions or give a copy of the report to anyone other than the client or his designee as specified in writing except by a court of law or body with the power of subpoena.

4. Copyright Law and Trade Secrets
This document is protected from unauthorized use or reproduction by the federal copyright laws of the United States of America. Any unauthorized reproduction, either in part or in whole, will warrant prosecution to the fullest extent of the law.

This appraisal was obtained from Gill Group, related companies and/or individuals or related independent contractors and consists of “trade secrets and commercial or financial information” which is privileged and confidential and exempted from disclosure under 5 U.S.C. 1232 (b) (4). Notify the appraiser(s) signing the report of any request to reproduce this appraisal in whole or part.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

5. Information Used
No responsibility is assumed for accuracy of information furnished by or from others, the client, his designee or public records. I am not liable for such information or the work of possible subcontractors. Be advised that some of the people associated with the consultant and possibly signing the report are independent contractors. The comparable data relied upon in this report have been confirmed with one or more parties familiar with the transaction or from affidavit or other source thought reasonable; all are considered appropriate for inclusion to the best of my factual judgment and knowledge. An impractical and uneconomic expenditure of time would be required in attempting to furnish unimpeachable verification in all instances, particularly as to engineering and market-related information. It is suggested that the client consider independent verification within these categories as a prerequisite to any transaction involving sale, lease or other significant commitment of subject property and that such verification be performed by the appropriate specialists.

6. Testimony, Consultation, Completion of Contract for Appraisal Services
The contract for appraisal, consultation or analytical service is fulfilled and the total fee payable upon completion of the report. The appraiser(s) or those assisting in preparation of the report will not be asked or required to give testimony in court or hearing because of having made the appraisal, in full or in part, nor engage in post-appraisal consultation with client or third parties except under separate and special arrangement and at additional fee. If testimony or deposition is required because of any subpoena issued on the behalf of the client, then the client shall be responsible for any additional time fees and changes.

7. Exhibits
The sketches and maps in this report are included to assist the reader in visualizing the property and are not necessarily to scale. Various photos, if any, are included for the same purpose as of the date of the photos. Site plans are not surveys unless shown as being prepared by a professional surveyor.

8. Legal, Engineering, Financial, Structural or Mechanical Nature Hidden Components, Soil
No responsibility is assumed for matters legal in character or nature or matters of survey or of any architectural, structural, mechanical or engineering nature. The title to the property is good and marketable. No responsibility is assumed for the legal description provided or for matters pertaining to legal or title considerations. The use of the land and improvements is confined within the boundaries or property lines of the property described.

The property is appraised as if free and clear unless otherwise stated in particular parts of the report. The legal description is assumed to be correct as used in this report as furnished by the client, his designee or as derived by the appraiser.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Please note that no advice is given regarding mechanical equipment or structural integrity or adequacy nor soils and potential for settlement, drainage, etc., (seek assistance from qualified architect and/or engineer) nor matters concerning liens, title status and legal marketability (seek legal assistance). The lender and owner should inspect the property before any disbursement of funds; further, it is likely that the lender or owner may wish to require mechanical or structural inspections by qualified and licensed contractor, civil or structural engineer, architect or other expert.

The appraiser has inspected, as far as possible by observation, the land and the improvements; however, it was not possible to personally observe conditions beneath the soil or hidden structural or other components. I have not critically inspected mechanical components within the improvements, and no representations are made therein as to these matters unless specifically stated conditions that would cause a loss of value. The land or the soil of the area being appraised appears firm; however, subsidence in the area is unknown. The appraiser(s) do not warrant against this condition or occurrence of problems arising from soil conditions.

The appraisal is based on there being no hidden unapparent or apparent conditions of the property site subsoil or structures or toxic materials which would render it more or less valuable. No responsibility is assumed for any such conditions or for any expertise or engineering to discover them.

All mechanical components are assumed to be in operable condition and status standard for properties of the subject type. Conditions of heating, cooling ventilation, electrical and plumbing equipment are considered to be commensurate with the condition of the balance of the improvements unless otherwise stated. No judgment is made as to adequacy of insulation, type of insulation or energy efficiency of the improvements or equipment.

If the Appraiser has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranties are made concerning obtaining the above-mentioned items.

The Appraiser assumes no responsibility for any costs or consequences arising due to the need or the lack of need for flood hazard insurance. An Agent for the Federal Flood Insurance Program should be contacted to determine the actual need for Flood Hazard Insurance.

9. Legality of Use
The appraisal is based on the premise that there is full compliance with all applicable federal, state and local environmental regulations and laws unless otherwise stated in the report and that all applicable zoning, building and use regulations and restrictions of all types have been complied with unless otherwise stated in the report; further, it is assumed that all required licenses, consents, permits or other legislative or administrative authority, local, state, federal and/or private entity or organization have been or can be obtained or renewed for any use considered in the value estimate.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

10. Component Values
The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization. The separate valuations for land and building must not be used in conjunction with any other appraisal and are invalid if so used.

11. Auxiliary and Related Studies
No environmental or impact studies, special market study or analysis, highest and best use analysis study or feasibility study has been requested or made unless otherwise specified in an agreement for services or in the report. The appraiser reserves the unlimited right to alter, amend, revise or rescind any of the statements, findings, opinions, values, estimations or conclusions upon any subsequent such study or analysis or previous study or factual information as to market or subject or analysis subsequently becoming known to him.

12. Dollar Values, Purchasing Power
The market value estimated and the costs used are as of the date of the estimate of value. All dollar amounts are based on the purchasing power and price of the value estimate.

13. Inclusions
Furnishings and equipment or personal property or business operations except as specifically indicated and typically considered as part of real estate have been disregarded with only the real estate being considered in the value estimate unless otherwise stated. In some property types business and real estate interests and values are combined.

14. Proposed Improvements, Conditioned Value
Improvements proposed, if any, on or off-site as well as any repairs required are considered, for purposes of this appraisal, to be completed in good and workmanlike manner according to information submitted and/or considered by the appraisers. In cases of proposed construction the appraisal is subject to change upon inspection of property after construction is completed. This estimate of market value is as of the date shown, as proposed, as if completed and operating at levels shown and projected.

15. Value Change, Dynamic Market, Influences
The estimated market value is subject to change with market changes over time; value is highly related to exposure, time, promotional effort, terms, motivation and conditions surrounding the offering. The value estimate considers the productivity and relative attractiveness of the property physically and economically in the marketplace.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

In cases of appraisals involving the capitalization of income benefits, the estimate of market value or investment value or value in use is a reflection of such benefits and appraiser’s interpretation of income, yields and other factors derived from general and specific client and market information. Such estimates are as of the date of the estimate of value; they are thus subject to change as the market and value are naturally dynamic.

The “Estimate of Market Value” in the appraisal report is not based in whole or in part upon the race, color or national origin of the present owners or occupants of the properties in the vicinity of the property appraised.

The Appraiser reserves the right to alter the opinion of value on the basis of any information withheld or not discovered in the original normal course of a diligent investigation.

16. Management of the Property
It is assumed that the property which is the subject of this report will be under prudent and competent ownership and management neither inefficient nor super-efficient.

17. Fee
The fee for this appraisal or study is for the service rendered and not for the time spent on the physical report.

18. Authentic Copies
The authentic copies of this report are signed originals and have an embossed seal. Any copy that does not have the above is unauthorized and may have been altered.

19. Insulation and Toxic Materials
Unless otherwise stated in this report, the appraiser(s) signing this report have no knowledge concerning the presence or absence of toxic materials, asbestos and/or urea-formaldehyde foam insulation in existing improvements; if such is present, the value of the property may be adversely affected and reappraisal an additional cost necessary to estimate the effects of such.

20. Hypothetical Conditions
There are no hypothetical conditions utilized in the forming of the opinions and conclusions of the primary appraiser generated information.

21. Extraordinary Assumptions
There are no extraordinary assumptions utilized in the forming of the opinions and conclusions of the primary appraiser generated information.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

22. Americans with Disabilities Act (ADA)
The Americans with Disabilities Act (ADA) became effective January 26, 1992, as to the removal of barriers in existing public accommodations. The ADA applies to alterations of existing public accommodations or commercial facilities or places of public accommodation designed for first occupancy after January 26, 1993. A compliance survey of the subject property has not been conducted to determine if it conforms to the various requirements of the ADA. A compliance survey of the property, in conjunction with a detailed study of the ADA requirements, could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this could have a negative effect on the value of the property. Since I am not qualified to determine if the subject property complies with the various ADA regulations, I did not consider possible noncompliance with the requirements of the ADA in estimating the value of the property.

23. Review
Unless otherwise noted herein, the review appraiser has reviewed the report only as to general appropriateness of technique and format and has not necessarily inspected the subject or market comparable properties.

The appraiser(s) and/or associates of Gill Group reserve the right to alter statements, analyses, conclusions or any value estimate in the appraisal if there becomes known to them facts pertinent to the appraisal process which were unknown to Gill Group when the report was finished.

Acceptance Of and/or Use of This Appraisal Report
Constitutes Acceptance of the Above Conditions

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

REGIONAL AND AREA DATA
The following data on the City of Joshua Tree and San Bernardino County are included to give the reader an insight into the social, economic, governmental and environmental factors which provide the setting and ultimate stability for the subject neighborhood and the property which is the subject of this appraisal. The various social, economic, governmental and environmental factors within any locality are the underlying forces which create, modify or destroy real property values.

Location
The City of Joshua Tree is located in San Bernardino County in the central portion of the State of California. The city is located less than 33 miles north of Palm Springs, California; 74 miles east of San Bernardino, California; 128 miles east of Los Angeles, California; 160 miles northeast of San Diego, California; 237 miles southwest of Las Vegas, Nevada; and 237 miles southeast of Bakersfield, California. Boundaries for San Bernardino County include the following: North – Kern and Inyo Counties: East – Nevada State Line; South – Riverside County; and West – Orange and Los Angeles County.

Utilities
Electricity services are provided by Southern California Edison. Southern California Gas Company provides natural gas services. The Joshua Basin Water District provides water, sewer and trash services. Telephone service is provided by Verizon.

Population
The population for the City of Joshua Tree in 2000, according to the U.S. Census Bureau, was 4,207. There were 1,765 total households, with 694 renter-occupied households. The rental vacancy rate was 13.4 percent. The population for San Bernardino County in 2000, according to the U.S. Census Bureau, was 1,709,434. There were 601,369 total households, with 187,661 renter-occupied households. A 7.3 percent rental vacancy rate was determined for San Bernardino County. The population for the State of California in 2000 was 33,871,648, with 11,502,870 total households. The number of renter-occupied households was 4,956,536. The rental vacancy rate for the State of California was 3.7 percent.

The population for the City of Joshua Tree in 2010, according to ESRI Business Information Solutions, is 4,980. The population for San Bernardino County in 2010 is 2,061,421. The population for the State of California in 2010 is 37,983,948.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Transportation
State Highway 62 runs through the city and provides direct access to Interstate 10. Interstate 10 is the nearest interstate interchange and it is located approximately 24 miles south of the city. General aviation is provided to the area by the Roy Williams Airport. San Bernardino International Airport located in San Bernardino is the nearest commercial airport.

Employment Factors
The average total civilian labor force in 1990 for San Bernardino County, according to the United States Bureau of Labor Statistics, was 635,472, with 599,585 employed and 35,887 unemployed. The unemployment rate was 5.6 percent. The 2000 labor force statistics showed a civilian labor force of 739,392, with 703,987 employed. The number unemployed was 35,405. The unemployment rate was 4.8 percent. Preliminary estimates for September 2010 for the county showed a civilian labor force of 856,713, with 734,683 employed. There were 122,030 unemployed and the unemployment rate was 14.2 percent.

The average civilian labor force for 1990 for the State of California was 15,168,531, with 14,294,115 employed. The number unemployed, according to the U.S. Bureau of Labor Statistics, was 874,416, for a 5.8 percent unemployment rate. The average for 2000 showed 16,857,578 for the total civilian labor force for the state and 16,024,341 employed. The number unemployed was 833,237, and the unemployment rate was 4.9 percent. Preliminary estimates for September 2010 for the state showed 18,299,341 for the total civilian labor force for the state and 16,059,182 employed. The number unemployed was 2,240,159, and the unemployment rate was 12.2 percent.

Major employers serving the residents of Joshua Tree include Arrowhead Regional Medical Centr, Big Bear Mountain Resorts, California State University, Community Hospital, Desert Valley Hospital, Environmental Systems Research, FedEx Ground, Loma Linda University, Mountain High ski Resort, Redlands Community Hospital, Permanente Medical Group, San Antonio Community Hospital, San Manuel Band of Mission, San Manuel Indian Bingo and Casino, Snow Summit Mountain Resort, Transportation Department, VA Medical Center, Wells Fargo Home Mortgage, YRC and local businesses.

Summary and Conclusions
Joshua Tree is a city located in San Bernardino County in Central California. The economic outlook for future growth and development appears to be stable.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Subject Neighborhood

Subject
Yucca Trails Apartments
61451 Verbena Road
Joshua Tree, California 92252
Joshua Tree
CUMMINS WAY
VINE ST
HILLTOP DR
PETUNIA DR
SHADOW MOUNTAIN RD
TERRACE DR
OLEANDER DR
BEGONIA PL
ASTER PL
PLAZA RD
VERBENA RD
DESERT AIR RD
CAPILLA DR
LA JOLLA DR
SUNBURST DR
EL CAJON DR
CREST CIRCLE DR
ALTA VISTA DR
ALTA LOMA DR
LATHAM TRL
PUEBLO TRL
MELTON TRL
OUTPOST RD
SUNSET RD
PARK BLVD
HILLVIEW RD
SUNBURST ST
VALLEY VIEW ST
BORDER AVE
DESERT TRAIL DR
WILSON TER
SADDLEBACK RD
JUNIPER RD
VINE WAY
SUNNYHILL RD

DELORME

Data use subject to license.

© DeLorme. DeLorme Street Atlas USA® 2010.

www.delorme.com

MN (12.3° E)

0 600 1200 1800 2400 3000 ft

Data Zoom 13-4

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

NEIGHBORHOOD DATA
Location
The subject property is located in the southern portion of the City of Joshua Tree, California. The neighborhood has fair to good attractiveness and appeal. The neighborhood is bound by Terrace Drive, Sunset Road and Hilltop Drive to the north; by Sunburst Street, Sunburst Circle and Alturas Drive to the east; by Alta Loma Drive to the south; and by Outpost Road to the west.

Access
The neighborhood is accessed by Terrace Drive, Sunset Road, Hilltop Drive, Sunburst Street, Sunburst Circle, Alturas Drive, Alta Loma Drive and Outpost Road. There are additional roads running north to south and west to east that provide access to the neighborhood as well. Street widths and patterns appear to be adequate for the surrounding uses.

Proximity to Services
Services within the subject’s neighborhood include Sam’s Pizza, Star Pharmacy, Hi Desert Playhouse, Royal Siam Cuisine Thai Restaurant, Crossroads Café, Joshua Gas, Park Rock Café, Natural Sisters Café, Circle K, Sam’s Market, Joshua Tree Health Foods, United Drugs, Hi Desert Medical Center, Joshua Tree Police Department, Joshua Tree City hall, U.S. Postal Service and Joshua Tree School District. The Desert Regional Medical Center is within 25 miles of the subject.

Adverse Influences
There are no major adverse influences or hazards observed or known by the appraiser in the immediate surrounding area.

Utilities
Utilities generally available in the neighborhood include water, electricity, sewer and telephone.

Land Use Pattern
The neighborhood is a mixture of some single-family residences, commercial properties and multifamily dwellings. Single-family residences comprise approximately five percent of the land use; multifamily dwellings make up about 10 percent of the land use; and commercial properties make up about 50 percent of the land use. The remaining 35 percent of the land use is vacant land. The area is mostly suburban.

Neighborhood Characteristics
Most of the properties in the neighborhood maintain an acceptable level of property maintenance and condition. The ages of buildings in the area generally range from 10 to 75 years. The subject neighborhood is in fair to good condition with fair to good appeal. There are no rent controls affecting the marketability of the subject.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Neighboring Property Use
The neighboring land uses are a mixture of scattered single-family residences, commercial properties and multifamily dwellings. Vacant land and scattered single-family residences are located to the north. Vacant land, Joshua Basing Water District, Mojave Desert Land Trust and other commercial properties are located to the east. Vacant land, Star Pharmacy, Sam’s Pizza and Joshua Tree Health Foods are located to the south of the subject. A house of worship and vacant land are located to the west of the subject.

Verbena Rd
Verbena Rd
Verbena Rd
Chollita Rd
Chollita Rd
Chollita Rd
Joshua Basin
Water District
Outpost Rd
Hallee Rd
Sunset Rd
Elwood St
Park Blvd
Center St
Commercial St
Joshua Tree
Health Foods
Sam's Pizza
High Desert
Motel Joshua
State Park
Country
Kitchen
Twentynine Palms Hwy
62
62
Joshua Tree Real
Estate Broker
Peter Spurr
Crossroads
Cafe & Tavern
Park Rock
Cafe
Joshua Tree
Visitor Center
Division St
Division St
Hillview Rd
Desert Air Rd
Desert Air Rd
Desert Air Rd
El Reposo St
Division St
El Reposo St

Analysis/Comments
In conclusion, the subject is located in the western portion of the City of Joshua Tree, California. The subject is considered to be compatible with the adjacent properties.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

DEFINING THE MARKET AREA
The market area for the subject is defined as the City of Joshua Tree. The market area is bound by the city limits of Joshua Tree.

Surveying existing apartment complexes helps to show what the competition is offering. Vacancy rates are an indicator of current market strength. In a field survey, an attempt is made to survey 100 percent of all units in the market area. This is not always possible. There are several apartments in the market area. Information was gathered through interviews with owners and managers and through field inspection. These sources appear to be reliable, but it is impossible to authenticate all data. The appraiser does not guarantee this data and assumes no liability for any errors in fact, analysis or judgment.

The field/phone survey was conducted in October 2010. Of the apartments surveyed, an overall vacancy rate of two percent was estimated for affordable housing apartments. The subject is currently 98 percent occupied. Historically, the occupancy for the subject has ranged from 95 to 98 percent. However, the subject property was 65 percent occupied in 2007. After considering the historical occupancy and the current occupancy level, a vacancy rate of three percent was deemed appropriate for affordable housing.

Market Area Vacancy by Development - Affordable
Property Name	# of Units	# of Vacant Units	Vacancy Percentage
Yucca Trails Apartments (Subject)	50	1	2%
Lillyhill Apartments	52	0	0%
Park Apple Valley Apartments	22	0	0%
Sageqood Manor Apartments	65	1	2%
Hesperia Garden Apartments	113	1	1%
Quail Trail Apartments	10	0	0%
Santa Fe Apartments	89	2	2%
Searles Apartments	56	0	0%
Adobe Villas Apartments	35	0	0%
Yucca Valley Oasis	10	0	0%
El Paseo Apartments	48	1	2%
Heritage Park Apartments	161	16	10%
Halter Haven Apartments	13	0	0%
Dino Papavero Senior Apartments	150	0	0%
Citrus Grove Apartments	50	0	0%
Son Rise Senior Apartments	79	0	0%
Sierra Garden Apartments	64	0	0%
Desert View Apartments	29	0	0%
Mesda Grande Apartments	46	0	0
TOTALS	1,142	22	2%

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

SUBJECT DESCRIPTION
The area of the site and the site dimensions are based on the building plans provided by the San Bernardino County Assessor’s Office.

Total Land Area	4.19 acres, or 182,516+/- square feet

Shape/Dimensions	Irregular-shaped

Access & Exposure	The subject property is located on Verbena Road. The site is at or near pavement grade with Verbena Road. The site has ingress and egress on Verbena Road.

Topography/Drainage	The site is generally level. A water detention area is not located on the site. No adverse soil conditions are known in the area which would prevent development.

Flood Plain
According to FloodSource FloodScape, Flood Map Number 06071C-8140H, dated August 28, 2008, the subject is zoned X, an area determined to be outside the 100- and 500-year floodplains. Federal flood insurance is available but is not required.

Environmental Issues
The appraisers are not qualified to determine whether or not hazards exist. A copy of a Phase I Environmental Site Assessment was not provided to the appraisers with this assignment. No environmental hazards were observed on the site on the date of the inspection.

Encroachments	No encroachments were observed. A survey was not provided with this assignment. The appraisers are not qualified to determine whether or not the adjacent properties encroach on the subject site.

Easements
Typical utility easements that are not adverse to the site’s development run on the property. A title insurance report was not provided to the appraisers with this assignment. No significant easements are known.

Site Ratios	Building to Land Ratio: 1 to 4.47; Site Coverage Ratio: 22.39 percent
There is limited room for expansion of the existing facility as the current buildings do not occupy 100 percent of the site. The size of the buildings when compared to the total lot size does not preclude expansion of the facility and, therefore, does not negatively affect the estimated market value of the subject. The site coverage ratio indicates the available land around the buildings has been utilized at the subject to preclude a “cramped” feel to the property.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Utilities	Water, sewer and electricity are provided by county utilities along the site boundaries. These services appear to be adequate for commercial use.

Zoning	According to the Joshua Tree Zoning Department, the subject is zoned RM, Multiple Residential District. The subject is a legal, conforming use. A copy of the permitted uses is included in Addendum E.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

IMPROVEMENT DESCRIPTION

Number of Buildings	The subject contains 12 one-story garden-style buildings containing 50 rental units, one of which is a non-revenue unit, a leasing/management office, laundry facility and maintenance area.
Net Rentable Building Area	33,238 square feet
Gross Building Area	40,392 square feet
Year Built/Year Renovated	1986
Building Construction	Stucco exterior, concrete slab floors, fair to good quality construction, fair to good condition
Economic Life	55 Years
Effective Age	10 Years

The subject property is improved with 12 one-story garden-style buildings containing 50 rental units, one of which is a non-revenue unit, a leasing/management office, laundry facility and maintenance area. The subject property was built in 1986. The net rentable area for the property is approximately 33,238 square feet. The following table shows the unit mix for the subject property.

Unit Type	# of Units	Square Footage	Total Square Footage
1/1	4	570	2,280
2/1	45	673	30,285
2/1 Non-Revenue	1	673	673
			33,238

The subject is classified as Average Class D Multiple Residences, according to Marshall & Swift Valuation Service. The property has an effective age of 10 years and a total economic life expectancy of 55 years.

The units contain bedrooms(s), bath(s), living area, kitchen and dining area. The units contain a range/oven, refrigerator, garbage disposal, carpet, tile, blinds, coat closet, patio and exterior storage. Project amenities include a picnic area, playground, laundry facility, on-site management and maintenance.

Heating is central gas and cooling is central electric. Cooking and hot water are gas. The tenants are responsible for all utilities except for gas, water, sewer and trash collection. At the time of inspection the property was 98 percent occupied. There are 80 applicants on the waiting list.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

The subject is 100 percent Rural Development and 100 percent Low Income Housing Tax Credit. Of the total 50 units, 49 currently receive rental assistance and one is a non-revenue unit. The unit types, rents, utility allowances and square footage for the units are shown in the table below:

Unit Type	# of Units	Square Footage	Contract Rent	Utility Allowance
1/1	4	570	$537	$53
2/1	45	673	$577	$69
2/1	1	673	N/A	N/A
	50

CONSTRUCTION SUMMARY
Foundation	Concrete Slab on Grade
Construction	Wood Frame
Exterior Walls	Stucco
Floors	Carpet/Vinyl
Roof	Asphalt Shingle

UTILITIES
Heat	Gas
Cooling	Electric
Cooking	Gas
Hot Water	Gas

APPEAL
Landscaping	Grass, Trees, Shrubs

Age, Life and Condition
The improvements are of average quality construction and in fair to good condition. The buildings are in fair to good condition overall. The buildings are classified as Average Class D Multiple Residences, according to the Marshall & Swift Cost Manual. Based on the life expectancy tables found in the Marshall & Swift Cost Manual, the economic life of the building is approximately 55 years. The subject property has been well maintained with little to no deferred maintenance. Therefore, the effective age is 10 years.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

YUCCA TRAILS
APARTMENTS
61451 VERBENA RD.
760-366-1302
USDA
Sign

Front

Front

1
Side

Rear

Typical Living Area

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Typical Bathroom

Typical Bedroom

Bedroom Two Bedroom Unit

Office

Laundry

Mailboxes

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

HIGHEST AND BEST USE ANALYSIS
Highest and Best Use is defined in The Dictionary of Real Estate Appraisal, sponsored by the Appraisal Institute (Fifth Edition), as follows:
The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and that results in the highest value.

Implied in this definition is that the determination of highest and best use takes into account the contribution of specific use to the community and community development goals as well as the benefits of that use to individual property owners. Hence, in certain situations, the highest and best use of land may be for parks, greenbelt, preservation, conservation, wildlife habitat, etc.

In determining the highest and best use of the subject property, careful consideration was given to the economic, legal, and social factors which motivate investors to develop, own, buy, sell and lease real estate.

There are four criteria that are used in evaluating the highest and best use of a property. The highest and best must be as follows:
1.	Physically Possible
2.	Legally Permissible
3.	Financially Feasible
4.	Maximally Productive

The four criteria are applied in sequential order. The selection of uses is narrowed through the consideration of each criteria, so that by the time the last criteria is applied, only a single use is indicated. Hence, a property often will have numerous uses which are physically possible, a lesser number which are both physically possible and legally permissible; fewer still which are physically possible, legally permissible and financially feasible; and only a single use which meets all four criteria.

In addition to the preceding four criteria, the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation further indicate that the following items must be considered as they relate to the use and value of the property:
1.	Existing land use regulations
2.	Reasonably probable modifications of such regulations
3.	Economic demand
4.	The physical adaptability of the property
5.	Neighborhood trends

The previous sections of this report were used to render a judgment as to the highest and best use of the site as though vacant and as though improved.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Highest and Best Use as though Vacant
Highest and best use of land or a site as though vacant assumes that a parcel of land is vacant or can be made vacant by demolishing any improvements. With this assumption, uses that create value can be identified, and the appraiser can begin to select comparable properties and estimate land value. The questions to be answered in this analysis are as follows:
If the land is, or were, vacant, what use should be made of it?
What type of building or improvement, if any, should be constructed on the land and when?2

Physically Possible Use as Vacant
The first constraint imposed on the possible use of the property is dictated by the physical aspects of the site itself. The size and location within a given block are the most important determinants of value. In general, the larger the site, the greater its potential to achieve economies of scale and flexibility in development. The size of the parcel, considered within the provisions of the zoning, has considerable influence on its ultimate development.

The key determinant in developing a site is the permitted size of the project. More land permits higher density development, higher floor to area ratios (FAR), etc. the total number of square feet allowed for a building structure tends to rise in proportion to the size of the lot. Location is important when considering a site’s proximity to open plazas, office trade areas, work force areas, public transportation, major highways (access/visibility), etc.

As noted in the Site Data section of this report, the subject site has a land area of 4.19 acres. Topographically, the site is gently sloping. The subject is not located in a flood hazard area. No subsoil or drainage conditions are known that would adversely affect the development of the site. Public utilities available to the subject include electricity, water, sewer and telephone. The size of the subject and the adjacent properties suggest a number of possible uses for the subject site.

LEGALLY PERMISSIBLE USE AS VACANT
Legal restrictions, as they apply to the subject property, are of two types, private restrictions (deed restriction easements) and public restrictions, namely zoning. No information regarding private restrictions affecting title was provided with this assignment other than those mentioned below. It is assumed that only common restrictions (i.e. utility easements, etc.) are applicable and are not of any consequence to the development of this site.

2 The Appraisal Institute. The Appraisal of Real Estate. 13th ed.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

FINANCIALLY FEASIBLE USE AS VACANT
After the discussion of the physically possible and legally permissible uses for the site as vacant, the adjacent property uses suggest that the possibilities for the subject have been narrowed to multifamily development.

MAXIMALLY PRODUCTIVE AS VACANT
Based on the analysis of the previous elements, it is reasonable to assume, if the site were vacant and available for development on the date of valuation, the highest and best use would be for multifamily development, most likely a multifamily use which could produce a higher return.

HIGHEST AND BEST USE AS IMPROVED
Highest and best use of a property as improved pertains to the use that should be made of an improved property in light of its improvements. The use that maximizes an investment property’s value, consistent with the long-term rate of return and associated risk, is its highest and best use as improved.3

This part of highest and best use analysis is structured to answer the following problems:
1. Should the building be maintained as is?
2. Should the building be renovated, expanded, or demolished?
3. Should the building be replaced with a different type or intensity of use?

PHYSICALLY POSSIBLE AS IMPROVED
The subject site supports an existing multifamily development with total net rentable area of approximately 33,238 square feet. The subject does suffer from external obsolescence due to restricted rents. The subject is in fair to good condition.

LEGALLY PERMISSIBLE AS IMPROVED
Based on the adjacent property uses and the zoning restrictions for the subject, the highest and best use of the subject site is considered to be a multifamily facility. The configuration of the improvements is not in violation of any known regulations and is considered to be a compatible use with the adjacent commercial and residential properties.

3 The Appraisal Institute. The Appraisal of Real Estate. 13th ed.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

FINANCIALLY FEASIBLE AS IMPROVED
The third factor that must be considered is the economical feasibility of the types of uses that are physically and legally permissible. Based on the data presented in the Income Approach section of this report, the existing improvements appear to be capable to produce an adequate return to be financially feasible as they exist.

MAXIMALLY PRODUCTIVE AS IMPROVED
Considering the previous discussions, the existing improvements are physically possible, legally permissible and financially feasible. There currently is no alternative legal use that could economically justify razing the existing improvement or significantly changing their use. Based on the foregoing analysis, it is my opinion that the maximally productive use of the property is as a multifamily development.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

APPRAISAL PROCEDURES
In order to develop a reasonable opinion of the value of the subject property, the following appraisal techniques have been used:

The Cost Approach
The Cost Approach considers the current cost of replacing a property, less depreciation from three sources: physical deterioration, functional obsolescence and external obsolescence. A summation of the market value of the land, assumed vacant and the depreciated replacement cost of the improvements provides an indication of the total value of the property.

The Income Approach
The Income Approach is based on an estimate of the subject property’s possible net income. The net income is capitalized to arrive at an indication of value from the standpoint of an investment. This method measures the present worth and anticipated future benefits (net income) derived from the property.

The Sales Comparison Approach
The Sales Comparison Approach produces an estimate of value by comparing the subject property to sales and/or listings of similar properties in the same or competing areas. This technique is used to indicate the value established by informed buyers and sellers in the market. This approach has been eliminated. The subject is an existing Rural Development Section 515 property with restricted rents. According to Rural Development and/or Section 8 HAP guidelines which state “the Sales Comparison Approach is rarely applicable in concluding a market value, subject to restricted rents, due to the lack of sales of subsidized apartments in small rural markets and the difficulty of making meaningful adjustments for financing terms to the sales comparables”. The sales comparison approach was deemed not reliable for analyzing the subject property’s market value, subject to restricted rents and was not developed. The absence of the sales comparison approach does not detract from the reconciled value as the reconciled value is based on the income generated by the property.

The processing rents used for the units will be the current contract rents for the project, even if the contract rent is in excess of the market rent. Also, in the absence of sales of restricted properties with which to draw a comparison, capitalization rates may be derived using a band of investment and any favorable financing specific to the application may be factored into the rate analysis. As a result, the contract rents were utilized to derive the net operating income. The capitalization rate was figured using the band of investment method.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

COST APPROACH

The Cost Approach is a method in which the value of a property is derived by estimating the replacement cost of the improvements, deducting the estimated depreciation, and adding the market value of the land.

The first Step in the Cost Approach is to estimate the value of the subject site.

SITE VALUE

Typically, properties such as the subject have land equivalent to 10 percent of the restricted value. For the purpose of this report, the land value was estimated at $25,650 per acre, or $107,500.

IMPROVEMENT VALUATION

The next step in the Cost Approach is to estimate the replacement cost new of the improvements.

Replacement cost new (RCN) is defined as follows:

The estimated cost to construct, at current prices as of the effective date of the appraisal, a building with utility equivalent to the building being appraised, using modern materials and current standards, design and layout.4

A description of the improvements was presented in the Improvement Data section. The costs estimated were made based on the developer’s plans. Cost estimates were made based on the replacement cost new of the improvements using the Marshall Valuation Service Cost Manual. Soft costs are included in the base cost determined by the Marshall Valuation Service Cost Manual.

Depreciation Analysis
Depreciation may be defined as any loss of value from any cause. There are three general areas of depreciation: physical deterioration, functional obsolescence and external obsolescence. Depreciation may be curable or incurable, the test being that money spent to cure the depreciation be gained in value. If the depreciation costs more to fix than will be gained in value, then the depreciation is considered incurable.

Physical Deterioration
This results from deterioration from aging and use. This type of depreciation may be curable or incurable.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

External Obsolescence
This is due to circumstances outside the property itself, such as industry, demographic and economic conditions or an undesirable proximate use. This type of depreciation is rarely curable. The subject does seem to suffer from external obsolescence. The table on the following page shows the external obsolescence for the subject property, and the table on page 55 illustrates the subject’s restricted value based on the Cost Approach.

The following formula shows the external obsolescence for the restricted value.

External Obsolescence - Restricted

Total Construction Cost of Structures			$3,209,359
Plus: Entrepreneur's Profit			$160,468
Depreciation			($624,628)
Cost of Structures before External obsolescence			$2,745,199
Value of Land			$107,500
Plus: Entrepreneur's Profit			$5,375
Cost before External Obsolescence			$2,858,074
Current Cap Rate			8.0%
Economic Net Operating Income (RCN x CR)			$228,646
Net Operating Income from the Subject			$86,009
Net Loss Due to Economic Obsolescence			($142,637)
Ratio of Improvements Total Property Value			0.9605
Year	**Actual NOI Loss**	**Overall Cap Rate**	**Capitalized NOI Loss**
1	($142,637)	8.00%	($1,782,961)
Times ratio of Improvements to Total Property			0.9605
Total External Obsolescence			($1,712,546)

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Cost Analysis - Section 1 of 1

Marshall & Swift

Cost Source:	Marshall & Swift		# 12: Dwellings, Multiples, Motels
No. of Stories Multiplier:	1.000	**Local Multiplier:**	1.230
Height/Story Multiplier:	1.000	**Current Cost Multiplier:**	0.980
Perimeter Multiplier:	1.000	**Combined Multipliers:**	1.205

Building Improvements

Item	Unit Type	Cost	Quantity	Multiplier	Total
Average Class D Multiple Residences	Sq. Ft.	$61.90	40,392	1.205	$3,013,819
Built-Ins	Per Unit	$2,000.00	50	1.205	$120,540
				Total Building Improvement Costs	**$3,134,359**
				Price per SF Gross Building Area	$77.60

Site Improvements

Item	Unit Type	Cost	Quantity		Total
Paving	Lump Sum	$75,000.00	1		$75,000
				Total Site Improvement Costs	**$75,000**
				Subtotal: Building & Site Costs	**$3,209,359**
				Price per SF Gross Building Area	$79.46

Total Costs

Subtotal: Building, Site & Soft Costs		$3,209,359
Developer's Profit	5.0%	$160,468
Total Cost		**$3,369,827**
Price per SF Gross Building Area		$83.43

Depreciation: Section 1 of 1

Component	Eff. Age	Life	Percent	Amount
Physical Depreciation: Building	10	55	18%	$598,378
Physical Depreciation: Site	5	15	33%	$26,250
Functional Obsolescence Building			0%	$0
External Obsolescence Building			0%	$1,712,546
			Total Depreciation	**$2,337,174**
			Depreciated Value of Improvements	**$1,032,653**
			Cost Per Square Foot Gross Building Area	$25.57

Land Value

Land Value	$107,500
Other	$0
Cost Approach Value Indication	**$1,140,153**
Rounded	**$1,140,000**
Price per SF Gross Building Area	**$28.22**

*The building has an effective age of 10 years. Properties of this type are anticipated to have an economic life of 55 years. Based upon the concept of age/life depreciation, the overall depreciation applicable to the subject is 10/55, or 18 percent. The total Estimated Value indicated by the Cost Approach for the subject "as is" is as follows:

Rounded = $1,140,000.00

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

INCOME APPROACH
The Income Approach is a procedure in which the value of a property is estimated by means of capitalization of a net income stream, either imputed or actual. The steps in the procedure are as follows:

1.	Analyze the income the property is capable of generating.
2.	Estimate the rental loss from vacancy and uncollected rents.
3.	Estimate the amount of expense that will be incurred in operating the property.
4.	Subtract 2 and 3 above from 1 to arrive at a net income estimate before capital charges.
5.	Using an appropriate rate, capitalize the net income estimate into an indication of value.

Income Analysis
The first step in forming an opinion of reasonable net income expectancy is the estimation of market rent. Market rent is defined as the rental warranted by a property in the open real estate market based upon current rentals being paid for comparable space.

Since the value being determined is the market value, subject to restricted rents, it was not necessary to determine the market rent for the subject’s units. The value was determined utilizing the subject’s actual restricted rents.

Total Potential Gross Rental Income (Restricted Rent)
The total potential gross income for the subject is summarized as follows:

# of Units	Unit Type	Unit SF	Restricted Rent	Potential Gross Income
4	1/1	570	$537	$2,148
45	2/1	673	$577	$25,965
Total Potential Monthly Rental Income				$28,113
				x 12
Total Potential Gross Rental Income				$337,356
Laundry & Vending Revenue				$5,000

Total Potential Gross Income				$342,356.00

Vacancy and Collection Loss
Vacancy and collection loss is an allowance for reductions in potential rental income because space is not leased or rents that are due cannot be collected.

Annual rent collections are typically less than the potential annual gross income; therefore, an allowance for vacancy and collection loss is typically included in an appraisal of income-producing property. The allowance is usually estimated as a percentage of potential gross income. The percentage varies according to the type and characteristics of the physical property, the quality of tenancy, current and projected supply and demand relationships, and general and local economic conditions.

Expenses
To develop an estimate of the net operating income, the appraiser analyzes data for the property. Net operating income (NOI), the income remaining after total expenses have been deducted from the effective gross income, may be calculated before or after deducting replacement reserves. The actual expenses a landlord is required to defray include two specific categories: those incurred by the property itself, such as taxes and insurance, and those resulting from the operation of the property, such as utilities and maintenance. Generally, expenses incurred by the property per se are called fixed expenses. Expenses tied to the operation of the property, which rise or fall with occupancy, are called variable expenses.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Management
Building size determines the type of management. Generally, buildings of more than 25 units are of sufficient size to bear the additional burden of professional property management; larger high-rise or garden apartment projects of over 50 units often require the additional services of a site or resident manager. Lenders generally prefer that properties be professionally managed.

A property manager reports to the property owners, sets rent levels, establishes marketing procedures and does the fiscal planning for the project. The property manager also supervises on-site employees, among whom the resident manager is responsible for looking after the day-to-day dealings with the tenants, leasing of units, collection of rents, and coordination of routine and long-term building maintenance. The resident manager may oversee janitorial staff, an on-site maintenance crew, or various outside contractors. Large-scale apartment projects and newly built developments also employ leasing agents to fill vacancies or negotiate lease renewals and to assist with marketing programs, promotion, and advertising.

Tax and Assessment Information
Real property taxes are based on ad valorem assessments. The records of the county assessor or tax collector can provide the details of a property’s assessed value and annual tax burden. From the present assessment data and recent history of tax rates, the appraiser can formulate conclusions about future taxes. Property taxes directly increase the cost of ownership and therefore reduce the net income derived from the rental of apartment units. The fairness of the assessment and anticipated future taxes must be thoroughly analyzed and their impact on value considered in the property appraisal. Property taxes are generally imposed to pay for local government services such as fire fighting, police protection and schools. Apartment properties in well-run communities, however, will attract potential tenants willing to pay higher rents for the superior services provided.

Special assessments are levied to pay for infrastructure development (roads or utilities) and extraordinary services (fire or police protection). Ideally, the value of the properties’ subject to special assessment is not penalized. The enhancement resulting from the new infrastructure or the provision of additional services should offset the tax increase. However, when a property is subject to a special assessment that exceeds the benefit derived, the value of the property is diminished.

Insurance
The insurance expense is the responsibility of the landlord.

Maintenance
The property manager is responsible for the janitorial staff and on-site maintenance crew and various outside contractors.

Utilities and Service
Water, electricity, natural or liquid petroleum (propane) gas, sewage, trash collection, street maintenance, telephone and cable television are essential utilities and services in most residential markets. If the utilities on the site are inadequate, the cost of improving utility service must be considered. Utilities may be publicly provided or privately owned as part of a community system. In some cases, utilities are individual to the site. The availability and reliability of utilities have a direct bearing on the amount of rent a tenant will pay. At the same time, the cost of utility services is an operating expense that affects the potential net income of the project. The effect of this expenditure is investigated by comparing the costs of utilities and services at competing buildings in relation to rents with the costs incurred by the subject.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Reserves for Replacement
For large properties, the cost of replacing items such as heating/cooling equipment or hallway carpeting may occur regularly. Thus, an allowance for replacements is treated as a separate expense. Even for smaller apartment properties, however, mortgage lenders and property managers may require that part of net operating income be withheld as a reserve to fund the replacement of building components. Consequently, appraisers often estimate an allowance for replacements when projecting cash flow to be capitalized into market value. Other allowances are sometimes made for unusual circumstances–e.g., reserves to cover periodic non-annual repairs, eventual compliance with environmental regulations (asbestos removal), or bringing the building up to code for handicapped persons. Estimates of such reserves should be included in the income forecast if the appraiser believes the situation warrants it.

Because possible differences in the way accountants and property managers enter line-item expenses, the appraiser should ensure the subject property’s operating statement is reconstructed to provide that the expense items recorded correspond to proper appraisal practice. In the reconstruction of the operating statement 1) nonrecurring past items are not repeated, 2) any deductions taken for non-operating expenses (personal expenses) are eliminated, 3) ambiguous, repetitive or atypical expense items are recategorized and 4) line items are appropriately grouped to facilitate analysis.

An expense comparison should be made on a uniform or standardized basis. If most of the expense comparables include a replacement reserve, an estimate of this item should be included in the reconstructed operating statement for the subject property. Recategorizing expense items allows the appraiser to compare the operation of the subject with the operating expenses of other properties and the expense averages from benchmark data.

For example, apartment managers often record air conditioning as an expense category. In some cases, this may simply cover the cost of maintaining the equipment, while in others it includes allocations for water, electricity, supplies (filters) and maintenance. Similarly, the category for management may reflect different items because of different ways of operating a property. Some apartment managers will contract for landscaping, snow removal, boiler maintenance and redecoration, while others have these functions performed by on-site managers. By grouping all expense items that are management-controllable, the appraiser will be able to compare the operations of building maintained on contract accounts with those of buildings that employ a permanent workforce to look after maintenance.

Utility expense often differ among properties because some managers operate apartments on a “self-contained” basis, whereby tenants pay directly for meterable natural gas and electricity, while other managers pay the costs of fuel for heating and cooking but not for electricity. Typically, the landlord absorbs all utility charges incurred by vacant units and public spaces (corridors, lobbies, office, basement storage rooms, laundry, parking and exterior lighting) as well as water and sewer charges.

In analyzing operating expenses, the appraiser may also consult benchmark data. For example, the Institute of Real Estate Management’s annual reports include the following groupings:
* Administration and management
* Utilities
* Repairs and maintenance
* Real estate taxes and insurance
* Payroll (salaries for maintenance and administrative staff)

These data are quoted per square foot of rentable area, as dollars per unit, and as percentage of effective gross income. Such data may be compared against the historic expense data for the subject and cited in the appraisal report. In this instance, the benchmark data was merely used to reflect the validity of my report.

Market Rent and Contract Rent
In the income capitalization approach, the appraiser arrives at an estimate of market rent, or rental income the subject property would likely command in the open market, by analyzing current rents paid and asked for space in comparable buildings. Estimated market rent is important for both proposed and operating properties. In the case of the former, market rent allows the forecast of gross income, and with the latter it is used to calculate the income for vacant rental space or space occupied by the ownership or property management. Contract rent is the actual rental income specified in a lease. It is calculated for operating properties from existing leases, including month-to-month extensions of former leases. It is essential to specify whether the cited rent is 1) the former or existing contract rent, 2) the asking amount sought by the landlord or property manager or 3) the market rent estimated by the appraiser.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Other Miscellaneous Income
In addition to income from apartment rents, income to the building may be generated from a variety of sources. License fees are paid for temporary, nonexclusive use of special facilities, such as party room or swimming pool fees. Service fees are charged for elective maid service. An apartment project may earn concession income from coin telephones, vending machines and laundry room equipment.

Rental income can also be generated from non-apartment space such as an on-site retail store, restaurant, beauty parlor or physician’s office. A parking garage may be leased to an operator or, alternatively, the building may directly license the parking spaces to tenants or non-tenants (on-site parking, however, is often available to tenants at no additional charge). Finally, interest income may accrue on the balance between rents collected in advance and expenses paid in arrears. Interest can also be earned on security deposits, although in some jurisdictions such interest must ultimately be paid back to the tenants. Thus, other income includes rent for non-apartment space and miscellaneous income from various tenant charges.
In many instances, a significant degree of the apartment project’s income stream is imputable to intangible as well as tangible personality. Apartment properties may earn business income from profits on the rental of in-suite furniture to tenants, marking up the cost of electricity privately metered to tenants, as well as for opening tenants’ doors when the key is left inside, licensing the concierge function and the coin machines, profit centers such as storage rooms (including the sale of abandoned tenant goods), and the interest on company bank accounts.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Estimating Restricted Expenses Per Unit

Subject As Is	Expenses	Comparable One	Comparable Two	Comparable Three	Comparable Four	IREM Region 9
$15	Advertising	$10	$47	$11	$15	$0
$629	Management	$300	$548	$615	$613	$689
$450	Other Administrative Expenses	$515	$241	$332	$457	$419
$0	Elevator Maintenance Expense	$0	$0	$0	$0	$0
$0	Fuel	$0	$0	$0	$0	$134
$125	Lighting & Misc. Power	$215	$296	$185	$80	$83
$500	Water/Sewer	$640	$492	$557	$702	$543
$30	Gas	$145	$0	$40	$0	$38
$250	Garbage/Trash Removal	$485	$43	$115	$56	$0
$525	Payroll	$215	$563	$911	$421	$1,396
$450	Other Operating Expenses	$105	$129	$184	$260	$405
$130	Decorating	$0	$9	$30	$47	$97
$0	Repairs	$675	$119	$335	$106	$284
$35	Exterminating	$20	$71	$38	$36	$0
$315	Insurance	$310	$238	$207	$175	$144
$275	Ground Expenses	$165	$180	$387	$320	$146
$0	Other Maintenance	$0	$0	$0	$0	$0
$670	Real Estate Taxes	$65	$334	$367	$380	$772
$60	Payroll Taxes	$75	$112	$134	$81	$0
$125	Employee Benefits	$140	$29	$302	$17	$0
$337	Replacement Reserves	$344	$852	$382	$472	$0
$4,921	**Total Per Unit**	$4,424	$4,303	$5,132	$4,238	$5,150

Comments:

Subject expenses were estimated based on comparable apartments and industry norms. Comparable apartment expenses were estimated after discussions with area apartment managers. The comparable estimates were substantiated by the *2009 Income/Expense Analysis: Federally Assisted Apartments* printed by the Institute of Real Estate Management. No major fluctuations from the total expenses per unit are anticipated from the expenses provided above, although itemized expenses may deviate on the specific factors affecting the individual properties.

The expenses for the comparable apartments vary per unit but are consistently between 64 and 85 percent of the gross rent potential. The subject's expenses were estimated at 72 percent of the gross rent potential which is within the comparable range. Market expenses for the subject were categorized similar to the actual expenses as different properties categorize expenses in different ways. Explanations of specific itemized expenses are indicated on the following pages.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Itemized Expenses Explanations
Expense Numbers per Unit

	Expense	Subject	Comp Range
1.	Advertising	$15	$10-47

An advertising expense of $15 per unit was determined. The subject’s financial statements indicate a range of $0 to $15 per unit, with a mean of $10 per unit. In addition, the 2010 annualized expense indicated an advertising expense of $14 per unit. The comparables utilized indicated a range of $11 to $47 per unit was appropriate for this expense. This expense was projected using the subject’s historical expenses as well as the expenses from other properties with similar features. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

2.	Management	$629	$300-615

The subject’s historical data indicates a management fee of $53.50 per occupied unit, or 9.32 percent of the gross rent collected. Therefore, this expense was projected similar to the 2009 historical data.

3.	Other Administrative	$450	$241-515

An other administrative expense of $450 per unit was determined. The subject’s financial statements indicate a range of $269 to $580 per unit, with a mean of $435 per unit. In addition, the 2010 annualized expense indicated an other administrative expense of $472 per unit. The comparables utilized indicated a range of $241 to $515 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

4.	Lighting & Misc. Power	$125	$80-296

A lighting and miscellaneous power expense of $125 per unit was determined. This is the most accurate estimate of future expenses. The subject’s financial statements indicate a range of $104 to $149 per unit, with a mean of $122 per unit. In addition, the 2010 annualized expense indicated lighting and miscellaneous expense of $69 per unit. The comparables utilized indicate a range of $80 to $296 per unit was appropriate for this expense. The lighting and miscellaneous power expense has shown an increase each year. Therefore, this expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

5.	Water/Sewer	$500	$492-702

A water/sewer expense of $500 per unit was projected. This is the most accurate estimate of future expenses. The subject’s financial statements indicate a range of $364 to $505 per unit, with a mean of $456 per unit. In addition, the 2010 annualized expense indicated water/sewer expense of $316 per unit. The comparables utilized indicate a range of $492 to $702 per unit was appropriate for this expense. The subject’s financial statements were given more consideration. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

6.	Gas	$30	$0-145

A gas expense of $30 per unit was projected. This is the most accurate estimate of future expenses. The subject’s financial statements indicate a range of $0 to $35 per unit, with a mean of $16 per unit. In addition, the 2010 annualized expense indicated water/sewer expense of $30 per unit. The comparables utilized indicate a range of $0 to $145 per unit was appropriate for this expense. No gas expense was projected.

7.	Trash Removal	$250	$43-485

A trash removal expense of $250 per unit was per unit was projected. This is the most accurate estimate of future expenses. The subject’s financial statements indicate a range of $248 to $262 per unit, with a mean of $255 per unit. In addition, the 2010 annualized expense indicated a trash removal expense of $252 per unit. The comparables utilized indicate a range of $43 to $485 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

8.	Payroll	$525	$215-911

A payroll expense of $525 per unit was projected. The subject’s financial statements indicate a range of $489 to $567 per unit, with a mean of $525 per unit. In addition, the 2010 annualized expense indicated payroll expense of $447 per unit. The comparables utilized indicate a range of $215 to $911 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

9.	Other Operating	$450	$105-260

An other operating expense of $450 per unit was projected. The subject’s financial statements indicate a range of $287 to $647 per unit, with a mean of $437 per unit. In addition, the 2010 annualized expense indicated an other operating expense of $657 per unit. The comparables utilized indicate a range of $105 to $260 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

10.	Decorating	$130	$0-47

A decorating expense of $130 per unit was projected. The subject’s financial statements indicate a range of $51 to $234 per unit, with a mean of $130 per unit. In addition, the 2010 annualized expense indicated a decorating expense of $135 per unit. The comparables utilized indicate a range of $0 to $47 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

11.	Repairs	$0	$106-675

A repairs expense of $0 per unit was projected. The subject’s financial statements did not indicate a repairs expense. It is likely the repairs expense is included in the decorating and/or other operating category. As a result, no repairs expense was projected.

12.	Exterminating	$35	$20-71

An exterminating expense of $35 per unit was projected. The subject’s financial statements indicate a range of $22 to $42 per unit, with a mean of $33 per unit. In addition, the 2010 annualized expense indicated an exterminating expense of $34 per unit. The comparables utilized indicate a range of $20 to $71 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

13.	Insurance	$315	$175-310

An insurance expense of $315 per unit was projected. The historical expenses are the most accurate estimate of future expenses. The subject’s financial statements indicate a range of $310 to $318 per unit, with a mean of $313 per unit. In addition, the 2010 annualized expense indicated an insurance expense of $455 per unit. It is likely the premium was not due at the time of the writing of this report resulting in a much lower expense per unit. The comparables utilized indicate a range of $175 to $310 per unit. The expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

14.	Ground Expenses	$275	$165-387

A grounds expense of $275 per unit was projected. The subject’s financial statements indicate a range of $194 to $273 per unit, with a mean of $229 per unit. In addition, the 2010 annualized expense indicated a grounds expense of $266 per unit. The comparables utilized indicate a range of $165 to $387 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

15.	Other Maintenance	$0	$0-0

The property does not have an other maintenance expense. It is likely this expense is included in the repairs or other operating expense. A comparable range of $0 to $0 per unit was determined. Since the subject does not have a other maintenance expense, no expense was projected.

16.	Real Estate Taxes	$670	$65-380

The real estate taxes were projected based on information obtained from the San Bernardino County Assessor’s Office.

17.	Payroll Taxes	$60	$75-134

A payroll taxes expense of $60 per unit was projected. The subject’s financial statements indicate a range of $42 to $65 per unit, with a mean of $55 per unit. In addition, the 2010 annualized expense indicated a payroll tax expense of $62 per unit. The comparables utilized indicate a range of $75 to $134 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

18.	Employee Benefits/Misc. Taxes	$125	$17-302

An employee benefits/misc. tax expense of $125 per unit was projected. The subject’s financial statements indicate a range of $93 to $121 per unit, with a mean of $107 per unit. In addition, the 2010 annualized expense indicated an employee benefits/misc. tax expense of $209 per unit. The comparables utilized indicate a range of $17 to $302 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

19.	Replacement Reserves	$337	$344-852

A replacement reserves expense of $337 per unit was projected. The replacement reserves were projected at five percent of the gross potential income, which is similar to the historical expense.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Net Operating Income - Restricted

	As Is Scenario	
	Annual Expense	PUPA
Gross Rent Potential	$337,356.00	$6,747
Other Income	$5,000.00	$100
Vacancy	$10,271.00	$205
Total Effective Gross Income	**$332,085.00**	**$6,642**
Advertising	$750.00	$15
Management	$31,458.00	$629
Other Administrative Expenses	$22,500.00	$450
Elevator Maintenance Expense	$0.00	$0
Fuel	$0.00	$0
Lighting & Misc. Power	$6,250.00	$125
Water/Sewer	$25,000.00	$500
Gas	$1,500.00	$30
Garbage/Trash Removal	$12,500.00	$250
Payroll	$26,250.00	$525
Other Operating Expenses	$22,500.00	$450
Decorating	$6,500.00	$130
Repairs	$0.00	$0
Exterminating	$1,750.00	$35
Insurance	$15,750.00	$315
Ground Expenses	$13,750.00	$275
Other Maintenance	$0.00	$0
Real Estate Taxes	$33,500.00	$670
Payroll Taxes	$3,000.00	$60
Employee Benefits	$6,250.00	$125
Replacement Reserves	$16,868.00	$337
Total Expenses	**$246,076.00**	**$4,921**
Net Operating Income	**$86,009.00**	**$1,720**

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Nevada Woods Apartments
Comparable One

Address	360 Sutton Way	**Acres**	4.60
City	Grass Valley	**Land SF**	202,118
State	California	**Road Frontage**	Sutton Way
Tax ID	35-412-01-000	**Topography**	Nearly Level

Improvements & Financial Data

GBA	73,379	**HVAC**	Central Gas/Central Electric
Rentable Area	64,566	**Parking**	Parking Lot
Total No. of Units	78	**Structure/Stories**	WU/3
Year Built/Renovated	1992	**Utilities with Rent**	Water Sewer, Trash
Condition/Street Appeal	Fair-Good	**Property Type**	LIHTC
Construction Type	Siding		
Unit Amenities	Range/Oven, Refrigerator, Garbage Disposal, Dishwasher (3BR), Carpet, Tile, Blinds, Balcony, Patio		
Project Amenities	Picnic Area, Playground, Basketball Court, Laundry Facility, On-Site Management & Maintenance		

Units

Description	No. Units	Unit Size	Rent
1/1	18	562	$345-$468
2/1	30	861	$382-$651
3/1	30	954	$420-$765

Midland Manor Apartments
Comparable Two

Address	550 Derrick Avenue	**Acres**	2.57
City	Mendota	**Land SF**	111,950
State	California	**Road Frontage**	Derrick Avenue
Tax ID	012-190-34	**Topography**	Nearly Level

Improvements

GBA	24,332	**HVAC**	Central/Central Electric
Rentable Area	21,000	**Parking**	Parking Lot
Total No. of Units	40	**Structure/Stories**	G/1
Year Built/Renovated	1990	**Utilities with Rent**	Water Sewer, Trash
Condition/Street Appeal	Fair-Good	**Property Type**	Rural Development/ LIHTC
Construction Type	Siding/Stucco		
Unit Amenities	Range/Oven, Refrigerator, Garbage Disposal, Carpet, Tile, Blinds, Exterior Storage, Patio		
Project Amenities	Community Room, Laundry Facility, On-Site Management & Maintenance		

Units

Description	No. Units	Unit Size	Rent
1/1	39	525	$491
1/1 Non-Revenue	1	525	N/A

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Riverland Apartments
Comparable Three

Address	990 East Springfield Avenue	**Acres**	12.2
City	Reedley	**Land SF**	532,739
State	California	**Road Frontage**	East Springfield Ave
Tax ID	370-220-75	**Topography**	Nearly level

Improvements & Financial Data

GBA	58,658	**HVAC**	Central/Central Electric
Rentable Area	55,848	**Parking**	Parking Lot, Carports
Total No. of Units	76	**Structure/Stories**	G/1, WU/2
Year Built/Renovated	1988	**Utilities with Rent**	Water Sewer, Trash
Condition/Street Appeal	Fair-Good	**Property Type**	Rural Development/ LIHTC
Construction Type	Siding		
Unit Amenities	Range/Oven, Refrigerator, Garbage Disposal, Carpet, Tile, Blinds, Exterior Storage, Patio		
Project Amenities	Picnic Area, Playground, Basketball Court, Laundry Facility, On-Site Management & Maintenance		

Units

Description	No. Units	Unit Size	Rent
1/1	24	630	$550
2/1	44	732	$590
3/1.5	8	1,065	$640

Silver Birch Apartments
Comparable Four

Address	16900 5th Street	**Acres**	2.63
City	Huron	**Land SF**	114,563
State	California	**Road Frontage**	5th Street
Tax ID	075-192-84	**Topography**	Nearly Level

Improvements & Financial Data

GBA	25,372	**HVAC**	Central/Central Electric
Rentable Area	19,250	**Parking**	Parking Lot
Total No. of Units	35	**Structure/Stories**	G/1
Year Built/Renovated	1994	**Utilities with Rent**	Water Sewer, Trash
Condition/Street Appeal	Fair-Good	**Property Type**	Rural Development/ LIHTC
Construction Type	Siding		
Unit Amenities	Range/Oven, Refrigerator, Carpet, Tile, Blinds, Exterior Storage, Patio		
Project Amenities	Community Room, Laundry Facility, On-Site Management & Maintenance		

Units

Description	No. Units	Unit Size	Rent
1/1	34	550	$490
1/1 Non-Revenue	1	550	N/a

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Conclusions
Potential Gross Income
The potential gross income for the subject property was projected using the subject’s actual rents.

Vacancy
Of the apartments surveyed, an overall vacancy rate of two percent was estimated for affordable housing apartments. The subject is currently 98 percent occupied. Historically, the occupancy for the subject has ranged from 95 to 98 percent. However, the subject property was 65 percent occupied in 2007. After considering the historical occupancy and the current occupancy level, a vacancy rate of three percent was deemed appropriate for affordable housing

Expenses after Reserves for Replacement
The subject’s market expenses were projected considering the subject’s operating history, the expense data of the comparables and the information contained in the 2009 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

Direct Capitalization
Most apartment appraisers as well as buyers, sellers and lenders prefer value estimates derived from direct capitalization rather than discounted cash flow analysis. Other than in cases where the client and appraiser believe that the achievable income from an apartment property has not approximated its stabilized income, the net operating income to the property can be directly capitalized as of the effective date of the appraisal, based on the current yield to the property. In this situation, the discounting of forecast cash flows on a yield-to-maturity basis is considered superfluous. The use of overall cash flow analysis under other circumstances is discussed in the following section.

An overall capitalization rate (Ro) is the usual expression of the relationship between the net operating income and the value of the property (the Ro is the reciprocal of a net income multiplier). Overall capitalization rates are derived from the simple formula
Rate = Income/Value of Ro = I/V

A capitalization rate is typically expressed as a percentage. For example, if the net operating income to a comparable property was $1.8 million and its value/price was $20 million, the overall capitalization rate would be 9.0% (the reciprocal, 11.1, is the property’s net income multiplier).

An overall capitalization rate incorporates many considerations, including the likelihood that property income will increase, the momentum and duration of such an increase, and the risk and timing of a possible decrease. It reflects judgments regarding the recapture of investment and property depreciation. An overall capitalization rate can be developed on the basis of the relative allocation between, or weighting of, property components (e.g., mortgage and equity), and the respective capitalization rates of both components. This procedure is known as the band of investment technique. The specific allocation between financial components is supported by their relative risk rating based on which component has the prior claim to payment; for example, mortgages are paid before equity investors.

Other ways to apportion NOI are among the physical and ownership components of the property. When the property’s NOI, the value of one property component, and the capitalization rates of both property components are known, a residual technique is applied to estimate the value of the property component of unknown value. The income to the property component of known value is deducted from the property’s NOI, and the residual income attributable to the property component of unknown value is capitalized. In many cases, however, it is not necessary to aportion an overall rate or net operating income to property components.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Market Derived Capitalization Rates
The direct capitalization method will both reflect the value of income at yields attractive to a prospective investor and provide for the recapture of wasting purchase capital. The capitalization rate shows the rate of return for land, as well as the rate of return for the buildings. It also reflects the relationship between the income from the entire property and the value of the entire property. However, due to the lack of sales of subsidized apartments in small rural markets, a market derived capitalization rate could not be determined.

Realty Rates Investor Survey
The Realty Rates Investor Survey was considered in this analysis. The RealtyRates.com Investor Survey Third Quarter 2010 found that investors in apartments indicate overall capitalization rates ranging from 5.49 percent to 13.16 percent with an average of 8.49 percent. In addition, the RealtyRates.com Market Survey Third Quarter 2010 found that investors in apartments in the Southern California Region which includes the Joshua Tree indicated an overall capitalization rate of 7.9 percent.

Korpacz Real Estate Investor Survey
The Korpacz Real Estate Investor Survey was considered in this analysis. The National Apartment Market survey for the third quarter of 2010 found that investors in apartments indicate overall capitalization rates ranging from 4.50 percent to 11.00 percent, with an average of 7.12 percent.

Band of Investment
Another method of arriving at a capitalization rate is the Band of Investment Method. This method is based on typical mortgage terms currently available and expected investment return. This analysis uses fixed interest rates. Surveys of lenders that make loans on commercial properties are currently quoting interest rates at one percent over prime and amortization of 15 to 30 years. Local lenders quoted 250 to 350 basis points over the current T-bill rate for the same term as the loan. For our calculations, the following components were used in this analysis.

Therefore, a capitalization rate of 7.63 percent was determined.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

Determination of the Capitalization Rate
The Korpacz Real Estate Investor Survey indicated an average capitalization rate of 7.12 percent. The RealtyRates.com Investor Survey indicated an average capitalization rate of 8.49 percent. The RealtyRates.com Market Survey indicated an average capitalization rate of 7.90 percent. The restricted band of investment indicated a capitalization rate of 7.63 percent. The RealtyRates Survey and the band of investment were determined to be the most accurate reflections of the capitalization rate. Therefore, after considering all factors, a blended capitalization rate of 8.00 percent was determined to be appropriate for the restricted values.

Capitalization Rate of 8.00% gives a value of

$86,009.00/8.00% =         $1,075,112.50

Market Value, Subject to Restricted Rents        =         $1,075,000.00

SALES COMPARISON APPROACH
This approach has been eliminated. The subject is an existing Rural Development Section 515 property with restricted rents. According to Rural Development and/or Section 8 HAP guidelines which state “the Sales Comparison Approach is rarely applicable in concluding a market value, subject to restricted rents, due to the lack of sales of subsidized apartments in small rural markets and the difficulty of making meaningful adjustments for financing terms to the sales comparables. The sales comparison approach was deemed not reliable for analyzing the subject property’s market value, subject to restricted rents and was not developed. The absence of the sales comparison approach does not detract from the reconciled value as the reconciled value is based on the income generated by the property.

Gill Group

Yucca Trails Apartments * 61451 Verbena Road * Joshua Tree, California

CONCLUSION OF VALUE
The values indicated by the three appraisal approaches utilized are as follows:

Market Value of the Real Estate
Cost Approach	Income Approach	Sales Comparison Approach
$1,140,000.00	$1,075,000.00	Not Developed

Reconciliation involves the weighing of the three approaches in relation to their importance or their probable influence on the reactions of typical uses and investors in the market. Consideration is given to the quality and quantity of the data available for examination in each approach, to the inherent advantages and disadvantages of each approach, and to the relevancy of each to the subject property.

The Cost Approach considers the current cost of replacing a property, less depreciation from three sources: physical deterioration, functional obsolescence and external obsolescence. A summation of the market value of the land, assumed vacant, and the depreciated replacement cost of the improvements provides an indication of the total value of the property.

The Income Approach is typically used when the real estate is commonly developed, or bought and sold for the anticipated income stream. Income and expense data of similar properties in Joshua Tree and the surrounding area were used in this analysis. The Income Approach was afforded the most consideration as it accounts for the restricted rents at the subject property and the historical operating expenses of the subject. This value is considered to provide the best indication of value for the subject.

The Sales Comparison Approach is a reflection of the buying and selling public based on physical and/or financial units of comparison. This approach has been eliminated. The subject is an existing Rural Development Section 515 property with restricted rents. According to Rural Development and/or Section 8 HAP guidelines which state “the Sales Comparison Approach is rarely applicable in concluding a market value, subject to restricted rents, due to the lack of sales of subsidized apartments in small rural markets and the difficulty of making meaningful adjustments for financing terms to the sales comparables”. The sales comparison approach was deemed not reliable for analyzing the subject property’s market value, subject to restricted rents and was not developed. The absence of the sales comparison approach does not detract from the reconciled value as the reconciled value is based on the income generated by the property.

After reviewing the approaches, the values indicated by the two approaches range from $1,075,000.00 to $1,140,000.00. The indicated value of the subject would best be represented by a value within this range. The data utilized and the value indicated by the two approaches is considered appropriate in estimating the value of the subject property. Weight is given to the Income Comparison Approach and this value is considered to provide the best indication of value for the subject.

Based on the data, analyses and conclusions presented in the attached report, it is my opinion the market value of the subject property, as of October 18, 2010, is as noted below.

ONE MILLION SEVENTY-FIVE THOUSAND DOLLARS
$1,075,000.00

Gill Group

ADDENDA

PART II

Page 1 of 2

Name of Borrower: YUCCA TRAILS APARTMENTS
YUCCA TRAILS APARTMENTS

Reflects data as of 1st day of June 2010

1. Apt. No.	2. Type	3. No. of Indiv. in Unit	4. Initial Occupancy Date	5. Exp. Date of Tenant Certification	6. Leased To	7. Basic Rent	8. Note Rate Rent	9. HUD Rent	10. % of GTC	11. Util Allow	12. NTC	13. Amt Due Tenant to Cover Utils	14. Rental Assist Due Borrower	15. Overage and/or Surcharge
01A	2BR	1	09/01/2008	03/31/2011	FRIEL, TERI	577	840	0	30	69	272	0	305	0
01B	2BR	2	10/07/2009	03/31/2011	HARRIS, CHRISTINA M	577	840	0	30	69	383	0	194	0
01C	2BR	2	09/01/2006	08/31/2010	JOHANSSON, BRITT T	577	840	0	30	69	64	0	513	0
01D	2BR	1	06/01/2007	11/30/2010	BARBARY, JODY D	577	840	0	30	69	181	0	396	0
02A	1BR	1	04/01/2007	10/31/2010	POWER, MARLYN C	537	760	0	30	53	197	0	340	0
02B	1BR	1	02/06/2009	10/31/2010	Spann, William R	537	760	0	30	53	197	0	340	0
02C	1BR	1	10/01/2006	10/31/2010	WRIGHT, FAITH C	537	760	0	30	53	197	0	340	0
02D	1BR	1	05/24/2010	04/30/2011	NICHOLAS, TAMMI J	537	760	0	30	53	197	0	340	0
03A	2BR	4	09/02/2008	03/31/2011	LICON, SHANNON	577	840	0	30	69	0	18	595	0
03B	2BR	3	10/27/2008	09/30/2010	SEVERT, KATHRYN R	577	840	0	30	69	282	0	295	0
03C	2BR	3	02/06/2009	12/31/2010	URREA, HEATHER	577	840	0	30	69	143	0	434	0
03D	2BR	5	03/29/2010	02/28/2011	CALDERON, SARAH L	577	840	0	30	69	302	0	275	0
03E	2BR	2	03/01/2007	05/31/2011	VELASQUEZ, CANICE	577	840	0	30	69	17	0	560	0
03F	2BR	2	07/01/2007	06/30/2010	BISCONTIN, CHRISTINA M	577	840	0	30	69	538	0	39	0
04A	2BR	2	06/01/2007	05/31/2011	HAMS, KELLY A	577	840	0	30	69	404	0	173	0
04B	2BR	4	01/02/2009	03/31/2011	MERCER, SOMMER	577	840	0	30	69	67	0	510	0
04C	2BR	2	05/01/2007	04/30/2011	VIOLANTI, BELVA	577	840	0	30	69	69	0	508	0
04D	2BR	2	04/01/2009	03/31/2011	ANDRADE, WENDY	577	840	0	30	69	235	0	342	0
05A	2BR	2	11/01/2006	04/30/2011	BIGELOW, MARY A	577	840	0	30	69	364	0	213	0
05B	2BR	3	01/01/2009	05/31/2011	SULLIVAN, KELLY	577	840	0	30	69	217	0	360	0
05C	H2	2	01/01/2009	06/30/2010	ZIMMERMAN, VICKI	577	840	0	30	69	170	0	407	0
06A	H2	2	08/15/2008	05/31/2011	SEARS, GERRY	577	840	0	30	69	425	0	152	0
06B	2BR	4	11/25/2009	10/31/2010	BEAUDRY, AMANDA S	577	840	0	30	69	115	0	462	0
06C	2BR	3	11/17/2007	11/30/2010	THOMPSON, DEANNA	577	840	0	30	69	330	0	247	0
06D	2BR	2	06/01/2007	05/31/2011	TEAGUE, JANICE	577	840	0	30	69	316	0	261	0
07A	H2	1	02/08/2008	07/31/2010	GOINS, IRIS	577	840	0	30	69	0	56	633	0
07B	2BR	3	08/27/2007	09/30/2010	SHERRILL, BRITTANY A	577	840	0	30	69	240	0	337	0
07C	2BR	2	01/12/2009	12/31/2010	BIXON, ELAINA	577	840	0	30	69	0	39	616	0
08A	2BR	2	09/07/2007	03/31/2011	CHRISTIANO, DANA	577	840	0	30	69	24	0	553	0
08B	2BR	3	05/30/2008	05/31/2011	REYNAUD, DAVID	577	840	0	30	69	347	0	230	0
08C	2BR	3	04/28/2010	03/31/2011	JACOBSON JR., PHILIP	577	840	0	30	69	259	0	318	0
08D	2BR	2	12/01/2006	11/30/2010	DUNCAN, KATHI	577	840	0	30	69	16	0	561	0
08E	2BR	1	12/01/2006	07/31/2010	TOWLES, JOYCE	577	840	0	30	69	0	57	634	0
										Page Totals >	6,568		12,483	0
										Accumulative Totals >	6,568		12,483	0
											16.		17.	18.

PART II

Page 2 of 2

Name of Borrower: YUCCA TRAILS APARTMENTS
YUCCA TRAILS APARTMENTS

Reflects data as of 1st day of June 2010

1. Apt. No.	2. Type	3. No. of Indiv. in Unit	4. Initial Occupancy Date	5. Exp. Date of Tenant Certification	6. Leased To	7. Basic Rent	8. Note Rate Rent	9. HUD Rent	10. % of GTC	11. Util Allow	12. NTC	13. Amt Due Tenant to Cover Utils	14. Rental Assist Due Borrower	15. Overage and/or Surcharge
08F	2BR	1	02/01/2007	12/31/2010	DINGLER, KENNETH B	577	840	0	30	69	200	0	377	0
09A	2BR	3	11/01/2006	02/28/2011	HELM, CHRISTINE	577	840	0	30	69	67	0	510	0
09B	2BR	2	11/01/2008	04/30/2011	BARTON, RABECCA H	577	840	0	30	69	0	21	598	0
09C	2BR	2	05/05/2009	08/31/2010	TINSLEY, ELIZABETH C	577	840	0	30	69	305	0	272	0
09D	2BR	2	07/17/2009	03/31/2011	REDLIN, PATRICIA R	577	840	0	30	69	22	0	555	0
09E	2BR	3	03/13/2008	11/30/2010	RISNER, PAMELA	577	840	0	30	69	114	0	463	0
10A	2BR	4	09/01/2006	05/31/2011	HARO, ENRIQUE D	577	840	0	30	69	118	0	459	0
10B	2BR	2	02/26/2010	05/31/2011	GONZALEZ, AMBER	577	840	0	30	69	79	0	498	0
10C	2BR	3	09/21/2009	04/30/2011	REYES, VERONICA	577	840	0	30	69	0	3	580	0
10D	2BR	2	01/03/2009	12/31/2010	HIGHTOWER, CAMIE	577	840	0	30	69	144	0	433	0
11A	2BR	1	11/14/2007	10/31/2010	RILLEY, JAMES	577	840	0	30	69	175	0	402	0
11B	2BR	4	09/26/2008	03/31/2011	TEDESCO, DOLORES	577	840	0	30	69	0	59	636	0
11C	2BR	1	04/01/2007	05/31/2011	LAW, BLAKE	577	840	0	30	69	0	45	622	0
11D	2BR	2	06/27/2008	11/30/2010	KOHER, BONNY	577	840	0	30	69	94	0	483	0
11E	2BR	2	06/24/2008	05/31/2011	HERRERA, PATSY J	577	840	0	30	69	361	0	216	0
11F	2BR	3	07/25/2008	08/30/2010	LONG, JULIE	577	840	0	30	69	156	0	421	0
12A	2BR	0			MANAGER UNIT,	577	840	0	0	69	0	0	0	0

	16.	17.	18.
Page Totals >	1,835	7,525	0
Grand Total >	8,403	20,008	0

R/A Agreement(s):
(Computer Generation by FHA Software - 2010.04.30) 07/26/2010 05:31 PM

Chain Link
Verbena Rd
Yucca Trails Apartments
61451 Verbena Rd
J.T.
Chain Link
Drive Way
Walk Gate
Chain link Fence
Hallee
PlayGround
Office
TRASH
TRASH
TRASH
TRASH
HC
HC
HC
HC
1 A
1 B
1 C
1 D
2 A
2 B
2 C
2 D
3 A
3 B
3 C
3 D
3 E
3 F
4 A
4 B
4 C
4 D
5 A
5 B
5 C
6 A
6 B
6 C
6 D
7 A
7 B
7 C
8 A
8 B
8 C
8 D
8 E
8 F
9 A
9 B
9 C
9 D
9 E
10 A
10 B
10 C
10 D
11 A
11 B
11 C
11 D
11 E
11 F
12 A

STDBONLINE.com
FLOODSOURCE
FLOODSCAPE™

PROPERTY ADDRESS:
61451 Verbena Rd, Joshua Tree, CA 92252-1930

WILSON STREET
HILLTOP DRIVE
TERRACE DRIVE
PROFILE BASELINE
HILLVIEW ROAD
SUNSET ROAD
PANORAMA BOULEVARD
EAST PARK WAY
Yucca Creek (at Joshua Tree)
2870
2861
2860
2850
2840
2880
2710
2720
2726
2714
ZONE AE
ZONE X
26
ENCINA ROAD
Joshua Tree Creek
VERBENA ROAD
CHOLLITA ROAD
2758
2750
2768
ZONE X
ZONE A
ROCKY VISTA
2743
LIMIT OF DETAILED STUDY
DESERT AIR ROAD
EL REPOSO STREET
SADDLEBACK ROAD
OUTPOST ROAD
35
LA JOLLA DRIVE
VALLEY VIEW DRIVE
36
PARK BOULEVARD
San Bernardino County Unincorporated Areas 060270
NBURST DRIVE
WAHL TERRACE
PALM VISTA DRIVE
EL CAJON DRIVE
ZONE
ZONE A
562000mE
563000mE
0'
700'
1400'
2100'
2800'
North

FLOODSCAPE

Flood Hazards Map

Map Number
06071C8140H

Effective Date
August 28, 2008

Flood Legend
- High flood risk
- Moderate flood risk
- Low flood risk

This report makes no representations or warranties concerning its content, accuracy or completeness.

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© 1999-2010 SourceProse Corporation. All rights reserved. Protected by U.S. Patent Numbers 6631326, 6678615, 6842698, and 7038681.

San Bernardino County Code - Title 8 - Development Code

Residential Land Use Zoning Districts *82.04*

CHAPTER 82.04 RESIDENTIAL LAND USE ZONING DISTRICTS

Sections:

82.04.010 Purpose
82.04.020 Purposes and Location of the Residential Land Use Zoning Districts
82.04.030 Minimum Area for Designation
82.04.040 Residential Land Use Zoning District Allowed Uses and Permit Requirements
82.04.050 Residential Land Use Zoning District Subdivision Standards
82.04.060 Residential Land Use Zoning District Site Planning and Building Standards

82.04.010 Purpose

This Chapter lists the land uses that may be allowed within the residential land use zoning districts established by the General Plan and listed in Chapter 82.01 (Land Use Plan, and Land Use Zoning Districts, and Overlays), determines the type of planning permit/approval required for each use, and provides basic standards for site layout and building size.

Adopted Ordinance 4011 (2007)

82.04.020 Purposes and Location of the Residential Land Use Zoning Districts

The purposes of the individual residential land use zoning districts and the locations where they are applied are as specified in the General Plan and as described in Chapter 82.01 (Land Use Plan, Land Use Zoning Districts, and Overlays).

Adopted Ordinance 4011 (2007)

82.04.030 Minimum Area for Designation

The residential land use zoning districts shall be applied through the General Plan amendment process (Chapter 86.12) only to sites with the minimum areas indicated in Table 82-6.

Table 82-6
Minimum Area For Residential Land Use Zoning District Designation

Land Use Zoning District	Minimum Area for Designation
RL (Rural Living)	30 acres
RS (Single Residential)	10 acres
RM (Multiple Residential)	10 acres

Adopted Ordinance 4011 (2007)

Page 2-1 *April 12, 2007*

San Bernardino County Code - Title 8 - Development Code

Residential Land Use Zoning Districts 82.04

82.04.040 Residential Land Use Zoning District Allowed Uses and Permit Requirements

(a) General permit requirements. Table 82-7 identifies the uses of land allowed by this Development Code in each residential land use zoning district established by Chapter 82.01 (Land Use Plan, and Land Use Zoning Districts, and Overlays), in compliance with Section 82.02.030 (Allowed Land Uses and Planning Permit Requirements).

(b) Requirements for certain specific land uses. Where the last column in Table 82-7 ("Specific Use Regulations") includes a section number, the referenced section may affect whether the use requires Land Use Review, or Conditional Use Permit or Minor Use Permit, or other County approval, and/or may establish other requirements and standards applicable to the use.

Page 2-2 August 20, 2009

San Bernardino County Code - Title 8 - Development Code

Residential Land Use Zoning Districts 82.04

Table 82-7
Allowed Land Uses and Permit Requirements for Residential Land Use Zoning Districts

LAND USE *See Division 10 (Definitions) for land use definitions*	PERMIT REQUIRED BY DISTRICT			Specific Use Regulations
	RL	RS	RM	
AGRICULTURAL, RESOURCE & OPEN SPACE USES				
Accessory crop production	A (1)	A (1)	A (1)	84.01
Agricultural accessory structure - 1,000 sf max.	A	A	A	
Agricultural accessory structure - up to 10,000 sf max. on 5 ac. or less	A	—	—	
Agricultural accessory structure greater than 10,000 sf. on 5 ac. or less	M/C	—	—	
Agricultural support services	CUP	—	—	
Animal keeping	S	S	S	84.04
Crop production, horticulture, orchard, vineyard, nurseries	A	—	—	
Livestock operations	CUP	—	—	84.04
Natural resources development (mining)	CUP	—	—	88.03
Nature preserve (accessory uses)	M/C	—	—	
Lake	M/C	CUP	—	
Pond	A	A	M/C	
INDUSTRY, MANUFACTURING & PROCESSING, WHOLESALING				
Composting operations	CUP	—	—	
Recycling facilities	S	—	—	84.19
RECREATION, EDUCATION & PUBLIC ASSEMBLY USES				
Agritourism enterprises	S	—	—	84.03
Campgrounds	CUP	—	—	
Commercial entertainment - Indoor	—	—	—	
Conference/convention facility	CUP	—	—	
Equestrian facility	M/C	S (2)	—	
Fitness/health facility	—	—	—	
Golf course	CUP	—	—	
Library, museum, art gallery, outdoor exhibit	M/C	M/C	M/C	
Meeting facility, public or private	CUP	CUP	CUP	
Park, playground	P	P	P	
Places of worship	CUP	CUP	CUP	
Rural sports and recreation	M/C	—	—	
School - College or university	— (3)	—	—	
School - Private	— (3)	— (3)	—	
School - Specialized education/training	CUP	—	—	
Sports or entertainment assembly	CUP	—	—	

KEY

A	Allowed use (no planning permit required)	PD	Planned Development Permit required (Chapter 85.10)
P	Permitted Use; Site Plan Permit required (Chapter 85.08)	SUP	Special Use Permit required (Chapter 85.14)
M/C	Minor Use Permit required; unless a Conditional Use Permit required in compliance with Section 85.06.050 (Projects That Do Not Qualify for a Minor Use Permit)	S	Permit requirement set by Specific Use Regulations (Division 4)
		TSP	Temporary Special Events Permit required (Chapter 85.16)
CUP	Conditional Use Permit required (Chapter 85.06)	TUP	Temporary Use Permit required (Chapter 85.15)
MUP	Minor Use Permit required (Chapter 85.06)	—	Use not allowed

Notes: (1) Use allowed as an accessory use only with standards, on the same site as a residential use allowed by this table.
(2) A boarding facility only with a Home Occupation Permit.
(3) Requires a General Plan Amendment to Institutional (IN) Land Use Zoning District.

Page 2-3 April 12, 2007

San Bernardino County Code - Title 8 - Development Code

Residential Land Use Zoning Districts 82.04

Table 82-7 (continued)
Allowed Land Uses and Permit Requirements for Residential Land Use Zoning Districts

LAND USE *See Division 10 (Definitions) for land use definitions*	PERMIT REQUIRED BY DISTRICT RL	RS	RM	Specific Use Regulations
RESIDENTIAL USES				
Accessory structures and uses - Residential	A (1)	A (1)	A (1)	84.01
Caretaker housing	M/C (5)	M/C	M/C	84.01
Dependent housing	SUP	SUP	SUP	84.08
Guest housing	A	A	A	84.01
Home occupation	SUP	SUP	SUP	84.12
Homeless shelter	CUP	CUP	CUP	
Mobile home park/manufactured home land-lease community	CUP	CUP	CUP	84.14
Multiple dwelling, 2 to 3 units, attached or detached	—	—	A	84.16
Multiple dwelling, 4 to 19 units, attached or detached	—	—	A	84.16
Multiple dwelling, 20 to 49 units, attached or detached	—	—	MUP	84.16
Multiple dwelling, 50 or more units, attached or detached	—	—	CUP	84.16
Organizational house (sorority, fraternity, etc.)	CUP	CUP	M/C	
Rooming or boarding, 2 or fewer persons	—	—	P (1)	84.01
Secondary dwelling	A (1)	A (1)	—	84.01
Single dwelling	A	A	— (6)	
Short-Term Private Home Rental	SUP	SUP	SUP	85.28
RETAIL				
Produce stand	A (2)	A (2)	A (2)	
SERVICES - BUSINESS & PROFESSIONAL				
Medical services - Hospital	M/C (4)	M/C (4)	M/C (4)	
Medical services - Rehabilitation centers	M/C	M/C	M/C	
Office - Accessory	A (1)	A (1)	A (1)	
Office - Government	— (4)	— (4)	— (4)	
SERVICES				
Cemetery, including pet cemeteries	CUP	CUP	—	84.06
Child care - Small family day care home	A	A	A	
Child care - Large family day care home	MUP	MUP	MUP	
Child care - Day care center	M/C	M/C	M/C	
Commercial Kennels and Catteries - min lot 2.5 acres (over 15 animals)	M/C/S	—	—	84.04
Correctional institution(4)	—	—	—	
Lodging - Bed and breakfast inn (B&B)	SUP (3)	SUP (3)	SUP (3)	84.05
Public safety facility	M/C	M/C	M/C	
Social care facility - 6 or fewer clients	A	A	A	84.23
Social care facility - 7 or more clients	M/C	CUP	CUP	84.23

KEY

A	Allowed use (no planning permit required)	PD	Planned Development Permit required (Chapter 85.10)
P	Permitted Use; Site Plan Permit required (Chapter 85.08)	SUP	Special Use Permit required (Chapter 85.14)
M/C	Minor Use Permit required; unless a Conditional Use Permit required in compliance with Section 85.06.050 (Projects That Do Not Qualify for a Minor Use Permit)	S	Permit requirement set by Specific Use Regulations (Division 4)
		TSP	Temporary Special Events Permit required (Chapter 85.16)
CUP	Conditional Use Permit required (Chapter 85.06)	TUP	Temporary Use Permit required (Chapter 85.15)
MUP	Minor Use Permit required (Chapter 85.06)	—	Use not allowed

Notes:
(1) Use allowed as an accessory use only, on the same site as a residential use allowed by this table provided that the parcel is twice the minimum lot size required by the land use zoning district.
(2) In the Phelan/Pinon Hills Community Plan area on lots greater than 10,000 sq. ft. with a maximum 200 sq ft structure for storage and sales and a maximum 6 sq ft advertising sign; in RS and RM, can only operate for 72 hours per month.
(3) A CUP shall be required for three or more rooms.
(4) Requires a General Plan Amendment to Institutional (IN) Land Use Zoning District.
(5) For parcels that are 10 acres or greater, a Site Plan Permit is all that is needed.

Page 2-4 Feburary 28, 2008

Residential Land Use Zoning Districts **82.04**

(6) Single dwellings will only be allowed within an RM Land Use Zoning District when it is part of a Planned Residential Development that has been designed to meet the goals and densities of the RM zone.

Table 82-7 (continued)
Allowed Land Uses and Permit Requirements for Residential Land Use Zoning Districts

LAND USE *See Division 10 (Definitions) for land use definitions.*	PERMIT REQUIRED BY DISTRICT			Specific Use Regulations
	RL	RS	RM	
TRANSPORTATION, COMMUNICATIONS & INFRASTRUCTURE				
Broadcasting antennae and towers	M/C	—	—	
Electrical power generation (2)	CUP	—	—	
Pipelines, transmission lines, and control stations (1)	(1)	(1)	(1)	
Sewage treatment and disposal facility(2)	—	—	—	
Solid waste disposal(2)	—	—	—	
Telecommunications facility	S	S	S	84.27
Transportation facility	M/C	M/C	M/C	
Utility facility	CUP	CUP	CUP	
Wind energy accessory	S	S	S	84.26
Wireless telecommunications facility	S	S	S	84.27
OTHER				
Accessory structures and uses	A	A	A	84.01
Temporary special events	TSP	TSP	TSP	84.25
Temporary structures and uses	TUP	TUP	TUP	84.25

KEY

A	Allowed use (no planning permit required)	PD	Planned Development Permit required (Chapter 85.10)
P	Permitted Use; Site Plan Permit required (Chapter 85.08)	SUP	Special Use Permit required (Chapter 85.14)
M/C	Minor Use Permit required; unless a Conditional Use Permit required in compliance with Section 85.06.050 (Projects That Do Not Qualify for a Minor Use Permit)	S	Permit requirement set by Specific Use Regulations (Division 4)
		TSP	Temporary Special Events Permit required (Chapter 85.16)
CUP	Conditional Use Permit required (Chapter 85.06)	TUP	Temporary Use Permit required (Chapter 85.15)
MUP	Minor Use Permit required (Chapter 85.06)	—	Use not allowed

Notes: (1) These uses are regulated and approved by the Public Utilities Commission. See alternate review procedures in Chapter 85.02.

(2) Requires a General Plan Amendment to apply the Energy Facilities (EN) Overlay.

Adopted Ordinance 4011 (2007); Amended Ordinance 4043 (2008); Amended Ordinance 4057 (2008); Amended Ordinance 4085 (2009)

Page 2-5 *October 23, 2008*

Residential Land Use Zoning Districts *82.04*

82.04.050 Residential Land Use Zoning District Subdivision Standards

(a) Each subdivision shall comply with the minimum parcel size requirements shown in Tables 82-8A, 82-8B and 82-8C for the applicable land use zoning district.

(b) The minimum parcel size requirements for a specific subdivision are determined by the review authority as part of subdivision approval. The review authority may require one or more parcels within a specific subdivision to be larger than the minimums required by these tables based on potential environmental impacts, the physical characteristics of the site or surrounding parcels, and/or other factors.

(c) See also the standards in Sections 83.02.050 (Parcel Area Measurements and Exceptions).

Table 82-8A
Residential Land Use Zoning District Minimum Lot Size
Valley Region

Land Use Zoning District	Minimum Lot Area	Minimum Lot Dimensions		
		Minimum Width	Minimum Depth	Maximum Width to Depth Ratio
RL	2.5 acres [(1)]	150 ft	150 ft	1:3 for less than 10 acres; 1:4 for 10 or more acres.
RS	7,200 sf [(1)]	60 ft for less than 1 acre; 150 ft for 1 acre or more.	100 ft for less than 1 acre; 150 ft for 1 acre or more.	1:3 for less than 10 acres; 1:4 for 10 or more acres.
RM	10,000 sf	60 ft	100 ft	1:3

Notes:

(1) Except where modified by map suffix. The various designations within the RL Land Use Zoning District shall be limited to RL, RL-5, RL-10, RL-20 and RL-40. The various designations within the RS Land Use Zoning District shall be limited to RS, RS-10M, RS-14M, RS-20M and RS-1.

Page 2-6 *April 12, 2007*

San Bernardino County Code - Title 8 - Development Code

Residential Land Use Zoning Districts *82.04*

Table 82-8B
Residential Land Use Zoning District Minimum Lot Size
Mountain Region

Land Use Zoning District	Minimum Lot Area	Minimum Lot Dimensions		
		Minimum Width	Minimum Depth	Maximum Width to Depth Ratio
RL	2.5 acres[1]	150 ft	150 ft	1:3 for less than 10 acres; 1:4 for 10 or more acres.
RS	7,200 sf[1]	60 ft for interior lot 70 ft for corner lot	100 ft	1:3 for less than 10 acres; 1:4 for 10 or more acres.
RM	10,000 sf	60 ft	100 ft	1:3

Notes:

(1) Except where modified by map suffix. The various designations within the RL Land Use Zoning District shall be limited to RL, RL-5, RL-10, RL-20 and RL-40. The various designations within the RS Land Use Zoning District shall be limited to RS, RS-10M, RS-14M, RS-20M and RS-1.

Table 82-8C
Residential Land Use Zoning District Minimum Lot Size
Desert Region

Land Use Zoning District	Minimum Lot Area	Minimum Lot Dimensions		
		Minimum Width	Minimum Depth	Maximum Width to Depth Ratio
RL	2.5 acres[1]	150 ft	150 ft	1:3 for less than 10 acres; 1:4 for 10 or more acres.
RS	7,200 sf[1][2]	60 ft for less than 1 acre; 140 ft for 1 acre or more.	100 ft for less than 1 acre; 150 ft for 1 acre or more.	1:3 for less than 10 acres; 1:4 for 10 or more acres.
RM	10,000 sf	60 ft	100 ft	1:3

Notes:

(1) Except where modified by map suffix. The various designations within the RL Land Use Zoning District shall be limited to RL, RL-5, RL-10, RL-20 and RL-40. The various designations within the RS Land Use Zoning District shall be limited to RS, RS-10M, RS-14M, RS-20M and RS-1.

(2) The minimum residential lot size in the RS Land Use Zoning District in the Phelan-Pinon Hills Community Plan area shall be one acre.

Adopted Ordinance 4011 (2007)

Page 2-7 *April 12, 2007*

San Bernardino County Code - Title 8 - Development Code

Residential Land Use Zoning Districts 82.04

82.04.060 Residential Land Use Zoning District Site Planning and Building Standards

Subdivisions, new land uses and structures, and alterations to existing land uses and structures shall be designed, constructed, and established in compliance with the requirements in Tables 82-9A, 82-9B and 82-9C, in addition to the applicable standards (e.g., landscaping, parking and loading, etc.) in Division 3 (Countywide Development Standards) and Division 4 (Standards for Specific Land Uses and Activities).

Table 82-9A
Residential Land Use Zoning District Development Standards
Valley Region

Development Feature	Requirement by Land Use Zoning District		
	RL Rural Living	**RS** Single Residential	**RM** Multiple Residential
Density	*Maximum housing density. The actual number of units allowed will be determined by the County through subdivision or planning permit approval, as applicable.*		
Maximum density	1 unit per 2.5 acres (1) Accessory dwellings as allowed by Chapter 84.01 (Accessory Structures and Uses)	4 units per acre (1) Accessory dwellings as allowed by Chapter 84.01 (Accessory Structures and Uses)	20 units per acre Accessory dwellings as allowed by Chapter 84.01 (Accessory Structures and Uses)
Setbacks	*Minimum setbacks required. See Chapter 83.02 for exceptions, reductions, and encroachments. See Division 5 for any setback requirements applicable to specific land uses.*		
Front	25 ft	25 ft (2)	25 ft (2)
Side - Street side	Local street - 15 ft Collector or wider - 25 ft	Local street - 15 ft Collector or wider - 25 ft	Local street - 15 ft Collector or wider - 25 ft
Side - Interior (each)	Lot 75 wide or less - 5 ft on one side, 10 ft on other; Other lots - 15 ft	5 ft on one side, 10 ft on other	5 ft on one side, 10 ft on other
Rear	15 ft	15 ft	15 ft
Lot coverage	*Maximum percentage of the total lot area that may be covered by structures and impervious surfaces.*		
Maximum coverage	20%	Lot less than 20,000 sf - Entire building envelope (3) Lot of 20,000 sf or larger - 40%	60%
Height limit	*Maximum allowed height of structures. See Section 83.02.040 (Height Limits and Exceptions) for height measurement requirements, and height limit exceptions.*		
Maximum height	35 ft	35 ft	45 ft
Accessory structures	See Chapter 84.01 (Accessory Structures and Uses).		
Infrastructure	See Chapter 83.09 (Infrastructure Improvement Standards)		
Parking	See Chapter 83.11 (Parking Regulations).		
Signs	See Chapter 83.13 (Sign Regulations)		

Notes:
(1) Map suffix may modify.
(2) A Final Map or Parcel Map may establish front yard setbacks of no less than 22 feet, provided that the average setback of all parcels in the subdivision is 25 feet.
(3) Setback, Building Code, and Composite Development Plan requirements still apply.

Page 2-8 October 23, 2008

San Bernardino County Code - Title 8 - Development Code

Residential Land Use Zoning Districts *82.04*

Table 82-9B
Residential Land Use Zoning District Development Standards
Mountain Region

Development Feature	Requirement by Land Use Zoning District		
	RL **Rural Living**	**RS** **Single Residential**	**RM** **Multiple Residential**
Density	*Maximum housing density. The actual number of units allowed will be determined by the County through subdivision or planning permit approval, as applicable.*		
Maximum density	1 unit per 2.5 acres[1] Accessory dwellings as allowed by Chapter 84.01 (Accessory Structures and Uses)	4 units per acre[1] Accessory dwellings as allowed by Chapter 84.01 (Accessory Structures and Uses)	20 units per acre Accessory dwellings as allowed by Chapter 84.01 (Accessory Structures and Uses)
Setbacks	*Minimum setbacks required. See Chapters 83.02 for exceptions, reductions, and encroachments. See Division 5 for any setback requirements applicable to specific land uses.*		
Front	25 ft	Lot less than 14,000 sf=15 ft Lots 14,000 sf or larger=25 ft.	Lot less than 14,000 sf=15 ft Lots 14,000 sf or larger=25
Side - Street side	25 ft	15 ft	15 ft
Side - Interior (each)	20 ft	20% of lot width, need not exceed 15 ft[2]	20% of lot width, need not exceed 15 ft[2]
Rear	20 ft	15 ft	15 ft
Accessory structures	See Chapter 84.01 (Accessory Structures and Uses)		
Lot coverage	*Maximum percentage of the total lot area that may be covered by structures and impervious surfaces.*		
Maximum coverage	20%	40%	60%
Height limit	*Maximum allowed height of structures. See Section 83.02.040 (Height Limits and Exceptions) for height measurement requirements, and height limit exceptions.*		
Maximum height	35 ft	35 ft	45 ft
Accessory structures	See Chapter 84.01 (Accessory Structures and Uses).		
Infrastructure	See Chapter 83.09 (Infrastructure Improvement Standards)		
Parking	See Chapter 83.11 (Parking Regulations).		
Signs	See Chapter 83.13 (Sign Regulations)		

Notes:

(1) Map suffix may modify.

(2) The side yard setback standards in the Fire Safety Overlay (Chapter 82.13) shall prevail. The setback provisions of the small lot development standards (Chapter 84.22) shall not apply.

Page 2-9 *August 20, 2009*

San Bernardino County Code - Title 8 - Development Code

Residential Land Use Zoning Districts 82.04

Table 82-9C
Residential Land Use Zoning District Development Standards
Desert Region

Development Feature	Requirement by Land Use Zoning District		
	RL Rural Living	**RS** Single Residential	**RM** Multiple Residential
Density	*Maximum housing density. The actual number of units allowed will be determined by the County through subdivision or planning permit approval, as applicable.*		
Maximum density	1 unit per 2.5 acres [1] Accessory dwellings as allowed by Chapter 84.01 (Accessory Structures and Uses)	4 units per acre [1] Accessory dwellings as allowed by Chapter 84.01 (Accessory Structures and Uses)	20 units per acre Accessory dwellings as allowed by Chapter 84.01 (Accessory Structures and Uses)
Setbacks	*Minimum setbacks required. See Chapters 83.02 for exceptions, reductions, and encroachments. See Division 5 for any setback requirements applicable to specific land uses.*		
Front	25 ft	25 ft [2]	25 ft [2]
Side - Street side	25 ft	Local street - 15 ft[3] Collector or wider - 25 ft	Local street - 15 ft Collector or wider - 25 ft
Side - Interior (each)	Lot 75 wide or less - 5 ft on one side, 10 ft on other; Other lots - 15 ft	5 ft on one side, 10 ft on other[4]	5 ft on one side, 10 ft on other
Rear	15 ft	15 ft	15 ft
Accessory structures	See Chapter 84.01 (Accessory Structures and Uses)		
Lot coverage	*Maximum percentage of the total lot area that may be covered by structures and impervious surfaces.*		
Maximum coverage	20%	Lot less than 20,000 sf - Entire building envelope [5] Lot of 20,000 sf or larger - 40%	60%
Height limit	*Maximum allowed height of structures. See Section 83.02.040 (Height Limits and Exceptions) for height measurement requirements, and height limit exceptions.*		
Maximum height	35 ft	35 ft	45 ft
Accessory structures	See Chapter 84.01 (Accessory Structures and Uses).		
Infrastructure	See Chapter 83.09 (Infrastructure Improvement Standards)		
Parking	See Chapter 83.11 (Parking Regulations).		
Signs	See Chapter 83.13 (Sign Regulations)		

Notes:
(1) Map suffix may modify.
(2) A Final Map or Parcel Map may establish front yard setbacks of no less than 22 feet, provided that the average setback of all parcels in the subdivision is 25 feet.
(3) This setback shall be 25 feet in the Phelan-Pinon Hills Community Plan area.
(4) This setback shall be 10 feet on both sides in the Phelan-Pinon Hills Community Plan area.
(5) Setback, Building Code, and Composite Development Plan requirements still apply.

Adopted Ordinance 4011 (2007); Amended Ordinance 4043 (2008); Amended Ordinance 4057 (2008)

Page 10 of 10 *October 23, 2008*

Samuel L. Gill
512 North One Mile Road
P.O. Box 784
Dexter, Missouri 63841
573-624-6614 (phone)
573-624-2942 (fax)
sam@gillgroup.com

OVERVIEW

Samuel L. Gill has been completing appraisals, market studies and Phase I Environmental Assessments for over 30 years. He was appointed to the Missouri Real Estate Appraisers Commission by the Governor of the State of Missouri. The Commission was created by the 85th General Assembly for the purpose of certifying and licensing qualified persons engaged in the practice of real estate appraising.

He has extensive multifamily experience specializing in work for the Department of Housing and Urban Development (HUD) as well as lenders and developers through the Low-Income Housing Tax Credit (LIHTC) program. Also, many years of experience with nursing homes and typical commercial appraisals

He also has extensive experience with Phase I Environmental Assessments through nationwide lenders, developers, etc. He has maintained his education through many outlets as can be seen below.

ACCREDITATIONS

General Accredited Appraiser
National Association of Realtors

State Certified General Real Estate Appraiser
California State License Number: AG039401
Missouri State License Number: RA 001811

Also received temporary licenses in the following states: Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Maine, Maryland, Massachusetts, Minnesota, Nevada, New Hampshire, New Jersey, New Mexico, Rhode Island, South Dakota, Utah, Vermont, Virginia and Wisconsin.

Certified Environmental Specialist
Environmental Assessment Association

Designated Environmental Inspector
The Foundation of Real Estate Appraisers

Certified Environmental Risk Auditor
National Association of Environmental Risk Auditors

EXPERIENCE
(1976 TO PRESENT)

Primary provider of HUD Mark-to-Market Full Appraisals for mortgage restructuring and Mark-to-Market Lites for rent restructuring. Has worked with HUD in this capacity for several years.

Contract appraiser for Kentucky Housing Corporation for the eastern half of the State of Kentucky.

Provider of HUD MAP and TAP appraisals and market studies for many lenders and developers.

Provider of reviews of MAP appraisals and market studies for various lenders.

Provider of nursing home appraisals and hotel appraisals as well as typical commercial appraisals nationwide.

Current state reviewer for HUD Rent Comparability Studies for Section 8 Renewals in Hawaii, Indiana, Kansas, Louisiana, Nebraska, New Mexico, North Carolina, Utah, Washington.

Provider of HUD Rent Comparability Studies for contract renewal purposes nationwide.

Partial list of clients include: Boston Capital, Colorado Housing Finance Agency, CreditVest, Inc., Foley & Judell, LLP, Kentucky Housing Corporation, Kitsap County Consolidated Housing Authority, Louisiana Housing Finance Agency, Missouri Housing Development Agency, New Mexico Mortgage Finance Authority, Ontra, Inc., Quadel Consulting Corporation, Reznick Group, Siegel Group, Signet Partners and Wachovia Securities.

EDUCATION

Bachelor of Science Degree
Missouri State University

Multifamily Accelerated Processing Valuation (MAP)
U.S. Department of Housing and Urban Development

Annual Multifamily Accelerated Processing Basic and Advanced Valuation (MAP)
U.S. Department of Housing and Urban Development

Introduction to Income Property Appraising
National Association of Independent Fee Appraisers

Concepts, Terminology & Techniques
National Association of Independent Fee Appraisers

Principles of Residential Real Estate Appraising
National Association of Independent Fee Appraisers

Income Property Appraising
National Association of Independent Fee Appraisers

Standards of Uniform Appraisal Practice
National Association of Independent Fee Appraisers

Revisions to USPAP (A-12/III)
The American Society of Farm Managers and Rural Appraisers

Principles of Economics I & II
Southeast Missouri State University

Uniform Standards of Professional Appraisal Practice
Central Missouri State University

Principles of Residential Real Estate Appraising
National Association of Independent Fee Appraisers

Real Estate Appraisal Methods
Southeast Missouri State University

Advanced Income Capitalization
Appraisal Institute

Basic Residential HUD Appraisal Requirements
National Association of Independent Fee Appraisers